Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

By and Among

TITAN ENERGY PARTNERS LP,

TITAN ENERGY GP LLC,

ENERGY TRANSFER PARTNERS, L.P.,

HERITAGE MARKETING, L.P.

and

JEFFREY A. BRODSKY,

solely in his capacity as Titan Representative

Dated as of April 19, 2006

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- ii -

Section 10.4	Binding Effect; Benefits	62
Section 10.5	Public Announcements	62
Section 10.6	Entire Agreement	62
Section 10.7	Waivers and Amendments	62
Section 10.8	Specific Performance	63
Section 10.9	Counterparts	63
Section 10.10	Headings	63
Section 10.11	Assignment	63
Section 10.12	Governing Law	63
Section 10.13	Severability	63

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INDEX OF APPENDICES

Exhibits

Exhibit A	-	Voting Agreement
Exhibit B	-	Escrow Agreement
Exhibit C	-	Estimated Purchase Price Certificate
Exhibit D	-	Press Releases

Sections of the Disclosure Letter

Section 1.1(a)	-	Agreed Upon Balance Sheet Adjustments
Section 1.1(b)	-	Persons with Knowledge
Section 3.2(a)(vi)	-	Transaction Bonus Allocation
Section 4.1(b)	-	Capitalization
Section 4.3(a)	-	Subsidiaries
Section 4.4	-	No Conflict
Section 4.5	-	Financial Information
Section 4.6	-	Undisclosed Liabilities
Section 4.7	-	Certain Changes or Events
Section 4.8(a)	-	Material Contracts
Section 4.8(b)	-	Material Contracts (Enforceability)
Section 4.8(c)	-	Material Contracts (Breach of Warranty)
Section 4.9	-	Machinery and Equipment
Section 4.10	-	Intellectual Property Rights
Section 4.11(a)	-	Owned Real Property
Section 4.11(b)	-	Leased Real Property
Section 4.11(c)	-	Improvements; Easements
Section 4.12	-	Litigation and Proceedings
Section 4.13(a)	-	Employee Benefit Plans
Section 4.13(b)	-	Employee Benefit Plan Representations
Section 4.14(a)	-	Labor Matters
Section 4.15	-	Legal Compliance
Section 4.16	-	Environmental Matters
Section 4.17	-	Taxes
Section 4.18	-	Accounts Receivable
Section 4.19	-	Inventory
Section 4.20	-	Product Liability, Warranty and Product Recalls
Section 4.22	-	Affiliate Transactions
Section 4.23	-	Governmental Authorities; Consents
Section 4.24	-	Licenses, Permits and Authorizations
Section 4.25	-	Books and Records
Section 4.26(a)	-	Insurance Policies
Section 4.26(b)	-	Insurance Policies (Validity)
Section 6.1	-	Maintenance of Business Prior to Closing
Section 6.8(a)	-	Employee Benefits Covenants
Section 6.8(c)	-	Employee Plans to be Terminated

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of April 19, 2006 (the ”Agreement”), by and among Titan Energy Partners LP, a Delaware limited partnership (the “Partnership”), Titan Energy GP LLC, a Delaware limited liability company (the “General Partner”), Energy Transfer Partners, L.P., a Delaware limited partnership (“Parent”), Heritage Marketing, L.P., a Delaware limited partnership (“MergerCo”) and Jeffrey A. Brodsky, solely in his capacity as Titan Representative.

RECITALS

WHEREAS, Parent, MergerCo, the General Partner and the members of the General Partner, as applicable, have approved the merger of the Partnership into MergerCo and the merger of the General Partner into MergerCo, each upon the terms and subject to the conditions set forth herein; and

WHEREAS, in order to induce Parent and MergerCo to enter into this Agreement, the General Partner and the members of the General Partner, among others, have executed the Voting Agreement (the “Voting Agreement”) attached as Exhibit A hereto.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used herein, the terms below shall have the following meanings:

“Acquisition Proposal” shall mean any offer or proposal (whether or not in writing and whether or not delivered to the Partnership’s limited partners generally) from any Person relating to any (i) direct or indirect sale, disposition, purchase or redemption of more than fifty percent (50%) of the voting power in, or more than fifty percent (50%) of the outstanding equity securities of, the General Partner, the Partnership or any of their Subsidiaries, (ii) direct or indirect sale or disposition of all or substantially all of the assets or business of the Partnership and its Subsidiaries taken as a whole, or (iii) any merger, reorganization, consolidation, recapitalization, management buyout, liquidation, or other similar transaction involving the General Partner, the Partnership or any of their Subsidiaries (other than the transactions contemplated herein).

“Aggregate Debt Payoff Amount” shall mean the aggregate amount necessary to pay off and terminate each of (i) the Loan and Security Agreement dated as of December 20, 2004 by and among the General Partner, the Partnership, Titan Propane LLC, a wholly owned Subsidiary of the Partnership (“Titan Propane”), and GMAC Commercial Finance, LLC, as Agent and Lender (the “Credit Revolver”), and (ii) the Credit and Security Agreement (Second Lien) dated as of December 20, 2004 by and among the General Partner, the Partnership, Titan Propane, the Bank of New York as Administrative Agent and the Lenders named therein (the “Term Loan”), which amount shall include the total amount of the prepayment penalties due and payable in connection with the payment of the Credit Revolver and the Term Loan upon or as a result of the consummation of the Merger.

“Aggregate Exercise Price” shall mean an amount equal to the aggregate exercise price of all Options outstanding as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.

“Aggregate GP Merger Consideration” shall mean an aggregate amount of cash in immediately available funds equal to the GP Percentage of the Aggregate Purchase Price; provided, however, that, if the Estimated Aggregate Purchase Price exceeds the Aggregate Purchase Price, Aggregate GP Merger Consideration shall mean an amount equal to (i) the Estimated Aggregate GP Merger Consideration, minus (ii) an amount equal to (A) the product of (I) the Estimated Aggregate GP Merger Consideration multiplied by (II) the Escrow Percentage multiplied by (B) a fraction, the numerator of which shall be the Estimated Aggregate Purchase Price minus the Aggregate Purchase Price, and the denominator of which shall be the Escrow Amount.

“Aggregate Partnership Merger Consideration” shall mean an aggregate amount of cash in immediately available funds equal to the Aggregate Purchase Price, plus the Aggregate Exercise Price, minus the Aggregate GP Merger Consideration, minus the Aggregate Phantom Units Amount, minus the Aggregate Transaction Bonus Amount; provided, however, that, if the Estimated Aggregate Purchase Price exceeds the Aggregate Purchase Price, Aggregate Partnership Merger Consideration shall mean an amount equal to (i) the Estimated Aggregate Partnership Merger Consideration, minus (ii) an amount equal to (A) the product of (I) the Estimated Aggregate Partnership Merger Consideration multiplied by (II) the Escrow Percentage multiplied by (B) a fraction, the numerator of which shall be the Estimated Aggregate Purchase Price minus the Aggregate Purchase Price, and the denominator of which shall be the Escrow Amount.

“Aggregate Phantom Units Amount” shall mean an amount equal to the product of (i) the total number of Phantom Units multiplied by (ii) the Per Phantom Unit Amount.

“Aggregate Purchase Price” shall mean $549,700,000, plus the Closing Date Current Assets, minus the Closing Date Liabilities, minus the Closing Date Transaction Costs (to the extent not included in the Closing Date Liabilities); provided, however, that the Aggregate Purchase Price shall not be less than the Estimated Aggregate Purchase Price minus the Escrow Amount.

“Aggregate Transaction Bonus Amount” shall mean the total amount payable pursuant to the Titan Energy Partners Transaction Bonus Plan; provided, however, that, if the Estimated Aggregate Purchase Price exceeds the Aggregate Purchase Price, the Aggregate Transaction Bonus Amount shall mean the lesser of (i) the total amount payable pursuant to the Titan Energy Partners Transaction Bonus Plan, and (ii) an amount equal to (A) the Estimated Transaction Bonus minus (B) the product of the Escrow Transaction Bonus Amount multiplied by a fraction, the numerator of which shall be the Estimated Aggregate Purchase Price minus the Aggregate Purchase Price, and the denominator of which shall be the Escrow Amount.

“Assets” shall mean all of the Partnership’s and its Subsidiaries’ right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Partnership or any of its Subsidiaries or in which the Partnership or any of its Subsidiaries has any interest whatsoever.

“Balance Sheet” shall mean a balance sheet of the Partnership as of a specified date prepared in accordance with GAAP and consistent with the Partnership’s audited balance sheet at June 30, 2005 (except that any unaudited balance sheet may omit footnotes and normal year-end adjustments otherwise required by GAAP), and subject to such other adjustments as mutually agreed by the parties hereto and set forth in this Agreement or on Section 1.1(a) of the Disclosure Letter; provided, however, that the Balance Sheet (i) shall include any cash paid before the Closing with respect to the Aggregate Phantom Units Amount or the Aggregate Transaction Bonus Amount and (ii) shall not include any accruals for Liabilities relating to any portion of the Aggregate Phantom Units Amount, the Aggregate Transaction Bonus Amount, Options, Deferred Units, or any severance payments that shall become due and payable in connection with the Merger. Current Assets and Liabilities as of a specified date will be derived from the Balance Sheet as of such specified date.

“Certificate of Merger” shall mean the certificate of merger effectuating the Merger to be executed and filed by the general partner of the Surviving Partnership with the Secretary of State of the State of Delaware in accordance with Section 17-211 of the DLPA and Section 18-209 of the Delaware LLC Act.

“Closing” shall mean the consummation of the Merger.

“Closing Date Balance Sheet” shall mean the Balance Sheet as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.

“Closing Date Current Assets” shall mean the Current Assets as set forth on the Closing Date Balance Sheet.

“Closing Date Liabilities” shall mean the Liabilities as set forth on the Closing Date Balance Sheet.

“Closing Date Transaction Costs” shall mean the Transaction Costs calculated as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.

“Closing Exchange Agent” shall mean an institution which shall be selected by the Partnership, with the approval of the Parent, which is not to be unreasonably withheld, to perform those duties set forth in Article III hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that confidentiality agreement between the Partnership and a subsidiary of Parent dated February 15, 2006.

“Confirmation Order” shall mean the Findings of Fact, Conclusions of Law, and Order Confirming Debtors’ Joint Plan of Reorganization, as Modified, Pursuant to Chapter 11 of the United States Bankruptcy Code, entered by the United States Bankruptcy Court, Southern District of New York on November 8, 2004.

“Contract” shall mean any agreement, contract, lease, note, loan, evidence of Indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sale order, quotation or other executory commitment to which any of the General Partner, the Partnership or its Subsidiaries is a party, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

“Current Assets” shall mean the sum of the accounts receivable and inventory (each net of reserves), cash, prepaid expenses and other assets which would be classified as current assets on a balance sheet prepared in accordance with GAAP, subject to such adjustments as are set forth in this Agreement or on Section 1.1(a) of the Disclosure Letter.

“Deferred Units” shall mean (i) all deferred units representing rights to acquire Titan Limited Partner Units granted pursuant to the Partnership’s Deferred Unit Plan, as amended to date, that are outstanding as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date and (ii) the 20,353 Titan Limited Partner Units to be granted to William Corbin upon a change of control pursuant to Section 3.3(b) of the Executive Employment Agreement by and between William Corbin and Titan Propane, dated as of December 20, 2004, as amended.

“Delaware LLC Act” shall mean the Delaware Limited Liability Company Act, as amended.

“DLPA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Emergence Date” shall mean December 20, 2004.

“Employee Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA, any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, any written and material non-written employment, severance or other similar contract, arrangement or policy, and any other plan, program, policy, practice, understanding, agreement or commitment, whether written or oral, providing for compensation or other benefits to any current or former director, officer or employee (whether active or on leave) of the Partnership or its Subsidiaries, which are or have been administered, maintained, sponsored or contributed to by the Partnership or its Subsidiaries or under which any of the forgoing entities has or has had any liability or obligation, whether actual or contingent, including, without limitation, insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or deferred compensation, pension, savings and thrift, and profit-sharing plans, bonuses, fringe benefits, retention, change in control, stock ownership, restricted stock, phantom stock, stock options, stock appreciation rights, stock purchases or other forms of cash or stock based incentive compensation or post-retirement insurance.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Environmental Claims” shall mean all written notices of violation, liens, claims, demands, administrative or judicial orders, suits, complaints and causes of action for any damage, including, without limitation, personal injury, property damage, lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws.

“Environmental Conditions” shall mean the state of the environment on the Real Property, including natural resources (e.g., flora and fauna), land surface, soil, surface water, ground water, any present or potential drinking water supply, river sediment, subsurface strata or air (including indoor air and ambient air).

“Environmental Laws” shall mean all applicable foreign, federal, state, district and local Laws, all rules or regulations promulgated thereunder, any related common law and all orders, consent decrees, judgments, notices, Material Permits and demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of human health and the environment (including, without limitation, natural resources, air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, OSHA (but only as to its provision intended to protect human health from adverse Environmental Conditions), and all analogous Laws promulgated or issued by any Governmental Authority.

“Equity Securities” shall mean (i) the limited liability company interests, the limited partnership interests, or shares of capital stock, as applicable, of the General Partner, the Partnership or any of its Subsidiaries, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any limited liability company interests, limited partnership interests, or shares of capital stock, as applicable, of the General Partner, the Partnership or any of its Subsidiaries, (iii) securities convertible into or exercisable or exchangeable for limited liability company interests, limited partnership interests, or shares of capital stock, as applicable, of the General Partner or the Partnership or any of its Subsidiaries, and (iv) equity equivalents, interests in the ownership or earnings of other similar rights of, or with respect to, the General Partner, the Partnership or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is (or within the period commencing as of the Emergence Date through the date hereof was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Partnership as set forth in Section 414(b), (c), (m) or (o) of the Code. Any representation made with respect to an ERISA Affiliate applies only for the time that such entity was an ERISA Affiliate.

“Escrow” shall mean the account created pursuant to the Escrow Agreement into which the Escrow Amount has been deposited.

“Escrow Agent” shall mean an institution which shall be selected by the Partnership, with the approval of Parent, which is not to be unreasonably withheld, to perform those duties set forth in Article III hereof and the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement in substantially the form attached as Exhibit B hereto.

“Escrow Amount” shall mean $10,000,000.

“Escrow Percentage” shall mean the percentage obtained by dividing (i) the Escrow Amount by (ii) the Estimated Aggregate Purchase Price plus the Aggregate Exercise Price, minus the Aggregate Phantom Units Amount.

“Escrow Per LP Unit Partnership Merger Consideration” shall mean an amount equal to (i) the Estimated Per LP Unit Partnership Merger Consideration multiplied by (ii) the Escrow Percentage.

“Escrow Per Unit GP Merger Consideration” shall mean an amount equal to the product of (i) the Estimated Per Unit GP Merger Consideration multiplied by (ii) the Escrow Percentage.

“Escrow Transaction Bonus Amount” shall mean an amount equal to the product of (i) the Estimated Transaction Bonus Amount multiplied by (ii) the Escrow Percentage.

“Estimated Current Assets” shall mean the Current Assets set forth on the Estimated Balance Sheet.

“Estimated Liabilities” shall mean the Liabilities set forth on the Estimated Balance Sheet.

“Estimated Per LP Unit Partnership Merger Consideration” shall mean the Estimated Aggregate Partnership Merger Consideration, divided by the sum of (i) the total number of issued and outstanding Titan Limited Partner Units (including all Deferred Units), plus (ii) the total number of Titan Limited Partnership Units issuable upon the exercise of all Options, in each case as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date. For purposes of determining

Estimated Per LP Unit Merger Partnership Consideration, each Deferred Unit shall be deemed to be an issued and outstanding Titan Limited Partner Unit.

“Estimated Per Option Amount” shall mean, with respect to each right to acquire one (1) Titan Limited Partner Unit represented by an outstanding Option, an amount equal to the Estimated Per LP Unit Merger Partnership Consideration minus the applicable exercise price per Titan Limited Partner Unit for such Option.

“Estimated Per Unit GP Merger Consideration” shall mean the Estimated Aggregate GP Merger Consideration divided by the total number of issued and outstanding General Partner Membership Units as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.

“Existing LP Agreement” shall mean the Agreement of Limited Partnership of the Partnership, dated as of December 20, 2004, as amended to date.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, applied on a basis consistent with their application in the Partnership’s audited financial statements as of and for the period ended June 30, 2005 (including the classification of items and amounts and the interpretations and assumptions used therein so long as such classifications, interpretations and assumptions are in accordance with generally accepted accounting principles in the United States, as in effect from time to time).

“General Partner Membership Unit” shall mean a unit of membership interest in the General Partner.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any government, including the United States or any state, county, city or other political subdivision or any foreign government.

“GP Percentage” shall mean the percentage that $17,500,000 represents of the Estimated Aggregate Purchase Price.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Substances” shall mean all hazardous pollutants, contaminants, chemicals, wastes and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) listed pursuant to or subject to regulation, control or remediation under Environmental Laws.

“Improvements” shall mean any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Partnership or its Subsidiaries.

“Indebtedness” of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments (including letters of credit), (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Intellectual Property Rights” shall mean (i) any and all inventions, developments, improvements, discoveries, know-how, concepts and ideas, whether patentable or not in any jurisdiction and whether or not reduced to practice, (ii) any and all patents and patent applications (including without limitation reissues, reexaminations, continuations, divisions, continuations-in-part, extensions, revisions and counterparts thereof in any jurisdiction), patent disclosures, revalidations, industrial designs, industrial models and utility models, (iii) any and all trademarks, service marks, certification marks, logos, trade dress, trade names, corporate names, brand names, domain names and all other indicia of origin (whether registered or unregistered), and including all goodwill associated therewith and all applications and registrations therefor in any jurisdiction and any extension, modification or renewal of any such application or registration, (iv) any and all copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) any and all writings and other works of authorship, whether copyrighted, copyrightable or not in any jurisdiction, such works including, without limitation, computer programs and software (including source code, object code, data, databases and documentation therefor), together with all translations, adaptations, derivations and combinations thereof, (vi) any and all non-public information, trade secrets and proprietary or confidential information (including without limitation ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) and rights in any jurisdiction to limit the use or disclosure thereof by any person, (vii) any and all agreements, licenses, immunities, covenants not to sue and the like relating to any of the foregoing, (viii) any and all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (ix) any and all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; provided, however, that Intellectual Property Rights do not include any “shrink wrap” or other similar non-exclusive licenses for generally available commercial software.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to the General Partner or the Partnership, the actual knowledge of the persons listed in Section 1.1(b) of the Disclosure Letter, after reasonable inquiry within the scope of their respective business responsibilities, provided that reasonable inquiry shall not require inquiry of any individual other than the individuals listed in such Section 1.1(b) of the Disclosure Letter.

“Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

“Lenders” shall mean the lenders under the Credit Revolver and the Term Loan.

“Liabilities” shall mean all liabilities of the sort that would be accrued on a balance sheet prepared in accordance with GAAP, consistent with past practices, subject to such adjustments as are set forth in this Agreement or on Section 1.1(a) of the Disclosure Letter.

“Loss Contract” shall mean any Contract for which the Partnership or any of the Partnership Subsidiaries has accrued a loss on its financial statements or which the Partnership reasonably expects, based on the Partnership’s Knowledge as of the date hereof, to result in a loss which the Partnership would reasonably expect to accrue on its financial statements, except as would not reasonably be expected to have a Titan Material Adverse Effect.

“Material Permit” shall mean any license, permit, franchise, approval, authorization, consent or order of any Governmental Authority that is necessary for the operation of the business of the Partnership or the Partnership Subsidiaries as currently conducted and with respect to which the failure to have such license, permit, franchise, approval, authorization, consent or order would reasonably be expected to result in a Titan Material Adverse Effect.

“Onerous Conditions” shall mean conditions that would require Parent to (A) accept or offer to accept an order providing for the divestiture by Parent or the Surviving Partnership of more than 7.5% of the assets, or assets that generate more than 7.5% of the earnings before interest, taxes, depreciation and amortization, of the General Partner, the Partnership and the Partnership Subsidiaries taken as a whole, or Parent and its affiliates taken as a whole, (B) offer or agree to hold separate such assets, pending divestiture, or (C) agree to any other material conditions, restrictions or limitations on the material operations or businesses of the General Partner, the Partnership and the Partnership Subsidiaries taken as a whole or Parent and its affiliates taken as a whole.

“Options” shall mean all options to acquire Titan Limited Partner Units granted pursuant to the Partnership’s Equity Incentive Plan, as amended to date, that are outstanding as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date, whether or not then vested or fully exercisable. In no event shall Options include rights to acquire Titan Limited Partner Units pursuant to Titan Propane’s Long Term Incentive Compensation Plan for Certain Key Employees.

“Partnership Approval” shall mean the approval of the limited partners of the Partnership necessary to approve this Agreement and the Merger pursuant to the Existing LP Agreement and the DLPA.

“Partnership Triggering Event” shall mean the occurrence of either of the following: (i) the General Partner shall have failed to make the General Partner Recommendation or (ii) a Partnership Adverse Recommendation Change.

“Per LP Unit Partnership Merger Consideration” shall mean the Aggregate Partnership Merger Consideration, divided by the sum of (i) the total number of issued and outstanding Titan Limited Partner Units (including all Deferred Units), plus (ii) the total number of Titan Limited Partnership Units issuable upon the exercise of all Options, in each case as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date. For purposes of determining the Per LP Unit Partnership Merger Consideration, each Deferred Unit shall be deemed to be an issued and outstanding Titan Limited Partner Unit.

“Per Option Amount” shall mean, with respect to each right to acquire one (1) Titan Limited Partner Unit represented by an outstanding Option, an amount equal to the Per LP Unit Partnership Merger Consideration minus the applicable exercise price per Titan Limited Partner Unit for such Option.

“Per Phantom Unit Amount” shall mean an amount equal to the lesser of (i) $8.26 and (ii) the Estimated Per LP Unit Partnership Merger Consideration less $14.74.

“Per Unit GP Merger Consideration” shall mean the Aggregate GP Merger Consideration divided by the total number of issued and outstanding General Partner Membership Units as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.

“Permitted Encumbrances” shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice, (e) easements, rights-of-way, restrictions and other similar charges or encumbrances on real property, in each case which do not interfere with the ordinary conduct of business of the Partnership or its Subsidiaries and do not materially detract from the value of the property to which such encumbrance relates, (f) liens associated with the Credit Revolver, the Term Loan and the other Indebtedness disclosed in the Financial Statements, as such Indebtedness may increase or decrease from time to time in accordance with its terms and (g) the judgment lien against Titan Propane’s property in the state of Missouri relating to the case captioned: Precision Investment, LLC, et al. v. Cornerstone Propane, L.P.

“Person” shall mean any natural person, corporation, limited partnership, general partnership, limited liability partnership, joint stock partnership, joint venture, association, Partnership, trust or other organization, or any Governmental Authority.

“Personnel” shall mean all officers and employees of the General Partner, the Partnership or any Partnership Subsidiary.

“Phantom Units” shall mean all phantom units granted pursuant to the Partnership’s Equity Incentive Plan, as amended to date, that are outstanding as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date.

“Plan” shall mean the Debtors’ Joint Plan of Reorganization, as Modified, Pursuant to Chapter 11 of the Bankruptcy Code dated October 18, 2004 attached to the Confirmation Order.

“Subsidiary” shall mean, with respect to any Person, any corporation or other business entity, whether or not incorporated, (i) of which at least 50% of the outstanding equity securities of such entity having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such Person or any of its Subsidiaries or (ii) the operations of which are consolidated with such Person, pursuant to GAAP, for financial reporting purposes.

“Superior Proposal” shall mean a bona fide Acquisition Proposal made by a third party, that, in the good faith judgment of the General Partner, taking into account, to the extent deemed appropriate by the General Partner, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated, would result in a transaction that is more favorable to the Partnership’s equity holders than the transactions contemplated herein.

“Tax(es)” shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges of any kind whatever, including, without limitation, any interest, penalties, additions to tax in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers’ compensation and other obligations of the same or of a similar nature.

“Tax Return” shall mean any return, declaration, report, claim for refund or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Titan Limited Partner Unit” shall mean the Partnership’s Common Units and Subordinated Units (as each such term is defined in the Existing LP Agreement).

“Titan Material Adverse Effect” shall mean any change, event, occurrence or state of facts which has a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of the Partnership and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Titan Material Adverse Effect: (1) any change, event, occurrence of state of facts relating to the United States or global economy, financial markets or political conditions in general or in any of the industries or geographic regions in which the Partnership and its Subsidiaries operate in general, including such changes thereto as are caused by terrorist activities, entry into or material worsening of war or armed hostilities, or other national or international calamity (in each case under this clause (1) to the extent not disproportionately affecting the Partnership and its Subsidiaries taken as a whole relative to other industry participants); (2) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of this Agreement or the Merger; (3) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or failure to take an action, by the General Partner, the Partnership or any of their Subsidiaries with Parent’s express consent or in accordance with the express instructions of Parent or as otherwise expressly required to be taken by the General Partner, the Partnership or any of their Subsidiaries pursuant to the terms of this Agreement; (4) any change in the trading price of the Partnership’s Equity Securities or any failure to meet internal projections or forecasts (provided that this clause (4) shall not be construed as requiring that the change, event, occurrence or state of facts giving rise to such change or failure also does not constitute or contribute to a Titan Material Adverse Effect); and (5) any change, event, occurrence or state of facts arising out of any change in GAAP or applicable accounting requirements or principles which occur or become effective after the date of this Agreement.

“Titan Representative” shall mean Jeffrey A. Brodsky or such other Person designated (i) by the General Partner prior to the Closing or (ii) by Persons (other than Parent or the Surviving Partnership) holding a majority of the interests in the Escrow Amount subsequent to the Closing.

“Transaction Costs” shall mean (i) all fees and expenses (including, without limitation, all legal, accounting, and tax and financial advisory fees and other fees, costs and expenses of third parties) incurred by or on behalf of the General Partner or the Partnership in connection with the negotiation and execution of this Agreement and the consummation of the Merger, (ii) the amount of premiums for directors’ and officers’ liability insurance for the officers and directors of the General Partner, the Partnership and its Subsidiaries for periods after the Closing, but only for the cost of a policy secured by the General Partner or the Partnership prior to the Closing in accordance with Section 6.6(c), (iii) the amount of prepayment penalties due and payable in connection with the payoff and termination of the Credit Revolver and the Term Loan upon or as a result of the consummation of the Merger in excess of $500,000, and (iv) the amount of $250,000 for preparation of final tax returns for the Partnership and the General Partner (as contemplated by Section 6.9), in each case to the extent such amounts are not paid on or before the Closing Date or accrued as Closing Date Liabilities; provided, however, that Transaction Costs shall not include any severance payments that shall become due and payable in connection with the consummation of the Merger.

“Upfront Per Option Amount” shall mean an amount equal to (i) the Estimated Per Option Amount, minus (ii) the Escrow Per LP Unit Partnership Merger Consideration.

“Upfront Per LP Unit Partnership Merger Consideration” shall mean an amount equal to (i) the Estimated Per LP Unit Merger Partnership Consideration, minus (ii) the Escrow Per LP Unit Partnership Merger Consideration.

“Upfront Per Unit GP Merger Consideration” shall mean an amount equal to (i) the Estimated Per Unit GP Merger Consideration, minus (ii) the Escrow Per Unit GP Merger Consideration.

“Upfront Transaction Bonus Amount” shall mean an amount equal to (i) the Estimated Transaction Bonus Amount, minus (ii) the Escrow Transaction Bonus Amount.

Section 1.2 Other Defined Terms.

In addition to the terms defined in Section 1.1 of this Agreement, the following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM	SECTION
“Agreement”	Preamble
“Audited Financials”	4.5
“CBA”	4.14(a)
“Certificates”	3.3(a)
“Claim”	6.6(b)
“Closing Date”	2.2
“Closing Date Purchase Price Certificate”	3.4(b)
“Current Employees”	6.8(a)
“D&O Policy”	6.6 (c)
“Disclosure Letter”	Article IV Preamble
“Early Satisfaction Date”	2.2
“Effective Time”	2.1
“Estimated Aggregate Exercise Price”	3.4(a)
“Estimated Aggregate GP Merger Consideration”	3.4(a)
“Estimated Aggregate Partnership Merger Consideration”	3.4(a)
“Estimated Balance Sheet”	3.4(a)
“Estimated Purchase Price Certificate”	3.4(a)
“Estimated Transaction Bonus Amount”	3.4(a)
“Estimated Transaction Costs”	3.4(a)
“Final Aggregate Partnership Merger Consideration”	3.4(d)
“Financial Statements”	4.5
“General Partner”	Preamble
“General Partner Recommendation”	6.4
“GP Membership Certificates”	3.1(c)
“Indemnifiable Amounts”	6.6(a)
“Indemnified Party”	6.6(a)
“Indemnitors”	6.6(a)
“Independent Accountant”	3.4(b)
“Independent Accountant’s Determination”	3.4(b)
“Leased Real Property”	4.11(b)
“LP Unit Certificate(s)”	3.1(e)
“Machinery and Equipment”	4.9
“Material Contract”	4.8(a)
“Merger”	2.1
“MergerCo”	Preamble
“Multiemployer Plan”	4.13(b)(i)
“Notice of Adverse Recommendation”	6.5(b)
“OSHA”	4.14
“Owned Real Property”	4.11(a)
“Parent”	Preamble
“Partnership”	Preamble
“Partnership Adverse Recommendation Change”	6.5(b)

“Partnership Intellectual Property”	4.10
“Partnership Representative”	6.4
“Partnership Subsidiary”	4.3(a)
“Real Property”	4.11(b)
“Related Party Transaction”	4.22
“Seller’s Adjustment Request”	3.4(b)
“Surviving Partnership”	2.1
“Termination Date”	9.1(a)(ii)
“Termination Fee”	9.2(b)
“Titan Tax Returns”	6.9
“Unaudited Financials”	4.5
“Withholding Tax”	3.3(e)

Section 1.3 Interpretation Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.”

(b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

(f) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger; Effective Time; Surviving Partnership.

In accordance with the provisions of this Agreement, the Delaware LLC Act and the DLPA, each of the Partnership and the General Partner shall be merged with and into MergerCo (the “Merger”), upon the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as shall be agreed to by the Partnership and Parent and as shall be set forth in such Certificate of Merger) in accordance with the DLPA and the Delaware LLC Act. The date and time when the Merger becomes effective in accordance with the DLPA and the Delaware LLC Act are herein referred to as the “Effective Time.” At the Effective Time and in accordance with the provisions of this Agreement, the DLPA and the Delaware LLC Act, each of the Partnership and the General Partner shall cease to exist, and MergerCo shall be the surviving partnership in the Merger (hereinafter sometimes called the “Surviving Partnership”) and shall continue its existence under the laws of the State of Delaware and shall succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of the Partnership, the General Partner and MergerCo in accordance with the provisions of the DLPA and the Delaware LLC Act.

Section 2.2 Closing.

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 9.1, the Closing shall take place at such time and place as the parties hereto may agree on the fourth (4th) business day after all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, which must be capable of being satisfied) are satisfied or waived, or the Closing may be held at such other place or on such other date as may be mutually agreeable to Parent, the General Partner and the Partnership; provided, however, that if all conditions to the obligations of Parent and MergerCo set forth in Section 7.2 to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) are satisfied or waived on a date (such date, the “Early Satisfaction Date”) prior to June 1, 2006 and the parties agree, at Parent’s request, to delay the Closing until June 1, 2006, then from and after the Early Satisfaction Date, none of the conditions set forth in Section 7.2 shall be of any further force or effect, other than the conditions set forth in Section 7.2(b) and Section 7.2(e). The date of such Closing is herein referred to as the “Closing Date.” At the Closing, at least one general partner of the Surviving Partnership shall execute the Certificate of Merger and cause the Certificate of Merger to be delivered for filing and recordation with the Secretary of State of the State of Delaware in accordance with the DLPA and the Delaware LLC Act.

Section 2.3 Effects of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLPA and the Delaware LLC Act.

(b) At the Effective Time, the Certificate of Limited Partnership of MergerCo, as in effect immediately prior to the Effective Time, shall continue in effect as the Certificate of Limited Partnership of the Surviving Partnership, subject to the amendments thereto set forth in the Certificate of Merger, until thereafter amended as provided by the DLPA and such Certificate of Limited Partnership.

Section 2.4 Partnership Governance.

The general partner of MergerCo at the Effective Time shall be the general partner of the Surviving Partnership.

Section 2.5 Federal Income Tax Treatment of the Merger.

For U.S. federal income tax purposes, (a) the Merger is intended to be taxed as a fully taxable sale of the Assets by the Partnership to the Parent for the amounts paid or deemed paid under Article III (including any liabilities assumed or deemed to be assumed), all as determined for federal income tax purposes, followed by the complete liquidation and termination of the Partnership under Code section 708(b)(1)(A), followed by the complete liquidation and termination of the General Partner under Code section 708(b)(1)(A) and (b) any payment of Per Phantom Unit Amount to any holder of a Phantom Unit, Per Option Amount to any holder of an Option, any portion of the Aggregate Transaction Bonus Amount to any Person and any Per LP Unit Partnership Merger Consideration to any holder of a Deferred Unit hereunder shall be treated as compensation that accrued and is deductible by the Partnership on the Closing Date and in the Tax period of the Partnership ending on the Closing Date. The parties hereto shall treat the transactions contemplated by this Agreement consistently with the provisions of this Section 2.5 and shall not take any position that is inconsistent herewith.

ARTICLE III

MERGER CONSIDERATION; STATUS AND CONVERSION OF INTERESTS

Section 3.1 Effects on Interests.

As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, MergerCo, the General Partner, the Partnership, or any holder of a General Partner Membership Unit, a Titan Limited Partner Unit or any partnership interest in MergerCo, the following shall occur:

(a) Each limited partnership interest of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into a limited partnership interest of the Surviving Partnership.

(b) The general partner interest in MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into a general partner interest in the Surviving Partnership.

(c) Each General Partner Membership Unit issued and outstanding immediately prior to the Effective Time (other than those subject to Section 3.1(d)) shall be converted into the right to receive the Per Unit GP Merger Consideration. As of the Effective Time, all such General Partner Membership Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such General Partner Membership Units (or a certificate or certificates formerly representing any such General Partner Membership Units (the “GP Membership Certificates”)) shall cease to have any rights with respect thereto, except the right to receive the Per Unit GP Merger Consideration with respect to the General Partner Membership Units held by such holder (payable in accordance with this Article III).

(d) Each General Partner Membership Unit issued and outstanding immediately prior to the Effective Time that is owned, directly or indirectly, by Parent or MergerCo, if any, shall be automatically canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(e) Each Titan Limited Partner Unit issued and outstanding immediately prior to the Effective Time (other than those subject to Section 3.1(f), but including those deemed issued and outstanding pursuant to Section 3.1(j)) shall be converted into the right to receive the Per LP Unit Partnership Merger Consideration. As of the Effective Time, all such Titan Limited Partner Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Titan Limited Partner Units (or a certificate or certificates formerly representing any such Titan Limited Partner Units (the ”LP Unit Certificates”)) shall cease to have any rights with respect thereto, except the right to receive the Per LP Unit Partnership Merger Consideration with respect to the Titan Limited Partner Units held by such holder (payable in accordance with this Article III and the Escrow Agreement).

(f) Each Titan Limited Partnership Unit issued and outstanding immediately prior to the Effective Time that is owned, directly or indirectly, by Parent or MergerCo, if any, shall be automatically canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(g) Each of the General Partner Interest and the Incentive Distribution Right (as each such term is defined in the Existing LP Agreement) held by the General Partner (in its capacity as the general partner of the Partnership) in the Partnership shall be automatically canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(h) Immediately prior to the Effective Time, each Option shall become immediately vested and exercisable in full, and at the Effective Time, all Options shall be canceled. In consideration of such cancellation, each holder of an Option canceled in accordance with this Section 3.1(h) shall be entitled to receive the Per Option Amount.

(i) Immediately prior to the Effective Time, each Phantom Unit shall become immediately vested and exercisable in full, and at the Effective Time, all Phantom Units shall be canceled. In consideration of such cancellation, each holder of Phantom Units canceled in accordance with this Section 3.1(i) shall be entitled to receive the Per Phantom Unit Amount multiplied by the number of Phantom Units held by such holder.

(j) Immediately prior to the Effective Time, each Deferred Unit shall become vested in full and shall become an issued and outstanding Titan Limited Partner Unit, which shall be treated in the Merger in accordance with Section 3.1(e) above.

Section 3.2 Payment.

(a) Prior to the Effective Time, Parent and MergerCo shall pay or cause to be paid to the Closing Exchange Agent an amount of cash in immediately available funds equal to (i) the Estimated Aggregate GP Merger Consideration applicable to all issued and outstanding General Partner Membership Units (other than those canceled pursuant to Section 3.1(d)) plus (ii) the aggregate Estimated Per LP Unit Partnership Merger Consideration applicable to all issued and outstanding Titan Limited Partner Units (other than Deferred Units and those canceled pursuant to Section 3.1(f)), minus (iii) the Escrow Amount. The amounts referred to in clauses (i) and (ii) of the preceding sentence shall be paid to the holders of the General Partner Membership Units and Titan Limited Partner Units in accordance with Section 3.3.

(b) Prior to the Effective Time, Parent and MergerCo shall pay or cause to be paid to the Escrow Agent an amount of cash in immediately available funds equal to the Escrow Amount.

(c) Parent and MergerCo shall (i) prior to the Effective Time, pay or cause to be paid to a party designated by the Partnership an amount of cash in immediately available funds equal to the aggregate Upfront Per Option Amount for all outstanding Options and (ii) at the Closing, cause such party to:

(A) promptly pay to each holder of Options the Upfront Per Option Amount multiplied by the number of Titan Limited Partner Units underlying the Options held by such holder, net of any applicable Withholding Taxes; and

(B) remit any applicable Withholding Taxes to the applicable Governmental Authority in accordance with all applicable laws.

(d) Parent and MergerCo shall (i) prior to the Effective Time, pay or cause to be paid to a party designated by the Partnership an amount of cash in immediately available funds equal to the Aggregate Phantom Units Amount and (ii) at the Closing, cause such party to:

(A) promptly pay to each holder of Phantom Units an amount of cash in immediately available funds equal to the Per Phantom Unit Amount multiplied by the number of Phantom Units held by such holder, net of any applicable Withholding Taxes; and

(B) remit any applicable Withholding Taxes to the applicable Governmental Authority in accordance with applicable laws.

(e) Parent and MergerCo shall (i) prior to the Effective Time, pay or cause to be paid to a party designated by the Partnership an amount of cash in immediately available funds equal to the aggregate Upfront Per LP Unit Partnership Merger Consideration applicable to all Deferred Units, and (ii) at the Closing, cause such party to:

(A) promptly pay to each holder of Deferred Units an amount of cash in immediately available funds equal to the Upfront Per LP Unit Partnership

Merger Consideration multiplied by the number of Deferred Units held by such holder, net of any applicable Withholding Taxes; and

(B) remit any applicable Withholding Taxes to the applicable Governmental Authority in accordance with applicable laws.

(f) Parent and MergerCo shall (i) prior to the Effective Time, pay or cause to be paid to a party designated by the Partnership an amount of cash in immediately available funds equal to the Upfront Transaction Bonus Amount, and (ii) at the Closing, cause such party to:

(A) promptly pay to each individual set forth on Section 3.2(f) of the Disclosure Letter such individual’s applicable portion of the Upfront Transaction Bonus Amount net of any applicable Withholding Taxes;

(B) remit any applicable Withholding Taxes to the applicable Governmental Authority in accordance with applicable laws;

(g) Prior to the Effective Time, Parent and MergerCo shall pay or cause to be paid to the Lenders, the Aggregate Debt Payoff Amount.

Section 3.3 Exchange of Certificates.

(a) At least ten (10) days prior to the Closing, the General Partner shall prepare and make available, and after the Closing the Surviving Partnership shall make available, to each holder of record of an LP Unit Certificate and GP Membership Certificate (collectively, the “Certificates”) (i) a letter of transmittal (which shall specify that, subject to the occurrence of the Effective Time, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Closing Exchange Agent), (ii) instructions for use of the letter of transmittal in surrendering Certificates in exchange for the consideration specified in this Article III and (iii) IRS Forms W-8 or W-9, FIRPTA certificates or such other certificates as may be necessary to provide an exemption from Withholding Taxes in respect of cash payable under this Article III. Upon surrender of a Certificate for cancellation to the Closing Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Closing Exchange Agent, the Certificate so surrendered shall be canceled and the holder of such Certificate shall receive in exchange therefor (x) promptly after such surrender, the Upfront Per LP Unit Partnership Merger Consideration or the Upfront Per Unit GP Merger Consideration with respect to the Titan Limited Partner Units or General Partner Membership Units, as the case may be, represented by such surrendered Certificate, and (y) promptly after the final determination of the Aggregate Purchase Price pursuant to Section 3.4 (or, if later, such surrender), any additional amounts determined pursuant to Section 3.4 to be paid to such holder with respect to the Titan Limited Partner Units or General Partner Membership Units, as the case may be, represented by such surrendered Certificate (including amounts to be distributed and paid from the Escrow Amount). If a transfer of ownership of Titan Limited Partner Units has not been registered in the Partnership’s transfer records, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Other than interest earned that becomes part of the Escrow Amount, no interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with the provisions of this Article III.

(b) All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Titan Limited Partner Units or General Partner Membership Units, as the case may be, represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Partnership of the Titan Limited Partner Units which were outstanding immediately prior to the Effective Time.

(c) None of Parent, the Surviving Partnership or the Closing Exchange Agent shall be liable to any Person with respect to any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

(d) In the event any Certificate shall have been lost, stolen or destroyed, the Surviving Partnership shall deliver or cause to be delivered in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such payment as may be required pursuant hereto; provided, however, that the Surviving Partnership may, in its discretion and as a condition precedent to any such payment, require or cause the Closing Exchange Agent to require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Partnership, Parent or MergerCo, or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e) To the extent required by Law, the Surviving Partnership or the Closing Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any former holder of General Partner Membership Units, Titan Limited Partner Units, Deferred Units, Options or Phantom Shares, or any person entitled to receive a portion of the Aggregate Transaction Bonus Amount, such amounts as the Surviving Partnership or the Closing Exchange Agent reasonably believes is required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law (“Withholding Tax”); provided, however, that the Surviving Partnership and/or the Closing Exchange Agent, as the case may be, shall not be entitled to withhold any amounts pursuant to this Section 3.3(e) if the Surviving Partnership or the Closing Exchange Agent, as the case may be, has received, prior to Closing, such certificates or forms as are sufficient, under the Code and applicable Treasury Regulations, to establish that withholding is not required. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Partnership or the Closing Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of such amounts otherwise payable pursuant to this Agreement in respect of which such deduction and withholding was made by the Surviving Partnership or the Closing Exchange Agent.

Section 3.4 Purchase Price Determination.

(a) For purposes of the Closing, the Partnership shall make a good faith estimate of (i) the Balance Sheet as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Estimated Balance Sheet”), (ii) the Aggregate Purchase Price as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Estimated Aggregate Purchase Price”), (iii) the Transaction Costs as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Estimated Transaction Costs”), (iv) the Aggregate Exercise Price as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Estimated Aggregate Exercise Price”), (v) the Aggregate GP Merger Consideration as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Estimated Aggregate GP Merger Consideration”), (vi) the Aggregate Partnership Merger Consideration as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Estimated Aggregate Partnership Merger Consideration”), (vii) the Aggregate Phantom Units Amount, and (viii) the Aggregate Transaction Bonus Amount (the “Estimated Transaction Bonus Amount”), each of which shall be based upon the most recent ascertainable financial information of the Partnership and its Subsidiaries. No less than three (3) business days prior to the Closing, the Partnership will deliver to MergerCo and Parent an Estimated Purchase Price Certificate (the “Estimated Purchase Price Certificate”) in the form attached as Exhibit C and prepared in accordance with the principles set forth in Section 1.1(a) of the Disclosure Letter, setting forth the Estimated Balance Sheet, the Estimated Aggregate Purchase Price, the Estimated Current Assets, the Estimated Liabilities, the Estimated Transaction Costs, the Estimated Aggregate Exercise Price, the Estimated Aggregate GP Merger Consideration, the Estimated Aggregate Partnership Merger Consideration, the Aggregate Phantom Unit Amount and the Estimated Transaction Bonus Amount, and the Partnership will consider in good faith any comments of Parent thereon. For purposes of determining the Estimated Aggregate Purchase Price before a final determination of the Aggregate Purchase Price, Closing Date Current Assets, Closing Date Liabilities, the Aggregate Transaction Bonus Amount and Closing Date Transaction Costs in accordance with Section 3.4(b), Aggregate Purchase Price shall be calculated and paid using the Estimated Current Assets, the Estimated Liabilities, and the Estimated Transaction Costs.

(b) The Surviving Partnership shall cause to be prepared and shall deliver to the Titan Representative within seventy-five (75) days after the Closing, a Closing Date Purchase Price Certificate (the “Closing Date Purchase Price Certificate”), which shall set forth the Closing Date Balance Sheet, the Aggregate Purchase Price, the Closing Date Liabilities, the Closing Date Current Assets, the Closing Date Transaction Costs, the Aggregate Transaction Bonus Amount and any other adjustments to the Aggregate Purchase Price, the Aggregate GP Merger Consideration and the Aggregate Partnership Merger Consideration occurring as a result of adjustments to the amounts set forth in the Estimated Purchase Price Certificate, together with a description in reasonable detail of each such adjustment and the facts and circumstances supporting such adjustments. The Titan Representative shall have thirty (30) days following delivery of the Closing Date Purchase Price Certificate to review any adjustments to the amounts set forth in the Estimated Purchase Price Certificate, and if, in the Titan Representative’s opinion, the Closing Date Purchase Price Certificate, and any other adjustments to the amounts set forth in the Estimated Purchase Price Certificate were not prepared in accordance with the definitions thereof or were otherwise calculated in a manner inconsistent with the terms of this Agreement, then the Titan Representative shall, within such 30-day period, deliver to the Surviving Partnership written proposed adjustments to the Closing Date Balance Sheet, and any other adjustments to the amounts set forth in the Closing Date Purchase Price Certificate (the “Seller’s Adjustment Request”) setting forth in reasonable detail (A) the amount of the proposed adjustment, (B) the item or items to which such proposed adjustment relates, and (C) the facts and circumstances supporting such adjustment. During such 30-day period the Surviving Partnership will promptly provide the Titan Representative with all information, and full access to the books and records and all appropriate personnel and accountants of the Surviving Partnership that it may reasonably request for purposes of evaluating the Surviving Partnership’s calculation of the Closing Date Balance Sheet, any other adjustments to the amounts set forth in the Estimated Purchase Price Certificate, and in no event shall the Seller’s Adjustment Request be required to be delivered to the Surviving Partnership until fifteen (15) days after all information and access reasonably requested by the Titan Representative has been provided to it. The Titan Representative and the Surviving Partnership shall use their respective good faith efforts for ten (10) days after delivery of the Seller’s Adjustment Request to agree upon any adjustments to the Closing Date Balance Sheet and any other adjustments to the amounts set forth in the Closing Date Purchase Price Certificate proposed in the Seller’s Adjustment Request. At any time after the expiration of such 10-day period, either the Titan Representative or the Surviving Partnership may demand in writing that any or all disputes reflected in the Seller’s Adjustment Request and not previously resolved between the Titan Representative and the Surviving Partnership be submitted for resolution to a firm of independent nationally recognized accountants (the “Independent Accountant”), which firm shall be reasonably acceptable to both parties. In the event the Titan Representative and the Surviving Partnership fail to agree on the selection of the Independent Accountant within five (5) days after the demand, each shall, within five (5) days, select a certified public accounting firm of national standing, and the two accounting firms so selected shall, within ten (10) days after selection, designate a third firm as the Independent Accountant. As promptly as practicable, but in no event later than fifteen (15) days after selection or designation of the Independent Accountant, the Titan Representative and the Surviving Partnership shall each deliver to the Independent Accountant written submissions supporting their respective positions with respect to such dispute. The Independent Accountant shall render a decision with respect to each disputed amount regarding the Closing Date Purchase Price Certificate, and the Seller’s Adjustment Request (the “Independent Accountant’s Determination”), within fifteen (15) days of receipt of the written submissions, and such decision and any dispute relating thereto, shall be final and binding on the parties hereto and may be enforced as an arbitration award in any court of competent jurisdiction; provided, however, that such decision shall be based solely upon the written submissions of the Titan Representative and the Surviving Partnership, shall be limited to the matters and amounts in dispute between the parties, and shall be within the range of the amounts in dispute as calculated by each of the parties.

(c) The costs and expenses of the Independent Accountant incurred in connection with this Section 3.4 shall be borne by Parent, on the one hand, and the Partnership, on the other hand, in inverse proportion as the Surviving Partnership (on behalf of Parent) and the Titan Representative (on behalf of the Partnership) may prevail on matters resolved by the Independent Accountant, and such proportionate allocation also shall be determined by the Independent Accountant when the Independent Accountant’s Determination is rendered on the merits of the matters submitted. The sole and exclusive source for satisfaction of the Partnership’s obligations under this Section 3.4 shall be the Escrow.

(d) Within one (1) business day of the final determination of the Aggregate Purchase Price pursuant to this Section 3.4:

(A) if the Estimated Aggregate Purchase Price exceeds the Aggregate Purchase Price, then the Surviving Partnership shall be entitled to receive payment of that portion of the Escrow Amount (which shall not exceed the entire Escrow Amount) equal to such excess, and the remaining Escrow Amount, if any, in the Escrow shall be paid to the Closing Exchange Agent or by the Surviving Partnership for distribution to the former holders of General Partner Membership Units, Titan Limited Partner Units, Deferred Units, and Options outstanding immediately prior to the Effective Time and each individual entitled to receive a portion of the Aggregate Transaction Bonus Amount (as determined in accordance with this Article III), or

(B) if the Aggregate Purchase Price is equal to or exceeds the Estimated Aggregate Purchase Price, then (I) the Escrow Amount shall be paid to the Closing Exchange Agent or the Surviving Partnership for distribution to the former holders of General Partner Membership Units, Titan Limited Partner Units, Deferred Units and Options outstanding immediately prior to the Effective Time and each individual entitled to receive a portion of the Aggregate Transaction Bonus Amount (as determined in accordance with this Article III), and (II) Parent and MergerCo shall pay (or cause to be paid) an amount equal to the amount, if any, by which the Aggregate Purchase Price exceeds the Estimated Aggregate Purchase Price, (x) to the Closing Exchange Agent for distribution to the former holders of General Partner Membership Units and Titan Limited Partner Units outstanding immediately prior to the Effective Time in accordance with Section 3.3, and (y) to the former holders of Deferred Units and Options outstanding immediately prior to the Effective Time and each individual entitled to receive a portion of the Aggregate Transaction Bonus Amount (all as determined in accordance with this Article III).

All payments to be paid to the former holders of General Partner Membership Units, Titan Limited Partner Units, Deferred Units, and Options outstanding immediately prior to the Effective Time and each individual entitled to receive a portion of the Aggregate Transaction Bonus Amount (i) pursuant to clauses (A) and (B)(I) of the preceding sentence shall be paid to such Persons pro rata based on the amounts included in the Escrow Amount with respect to the such Person as determined in accordance with this Article III; provided, however, that the payments to be paid pursuant to clauses (A) of the preceding sentence may be adjusted to reflect any needed changes relating to the Aggregate Transaction Bonus Amount; and (ii) pursuant to clause (B)(II) of the preceding sentence shall be paid to such Persons so that, together with all other payments made pursuant to this Article III, each such Person will the amount payable to such Person as determined in accordance with this Article III.

Section 3.5 Transfer Taxes.

Any applicable sales, transfer, stamp, documentary or other taxes that are due and payable as a result of the Merger shall be borne by the Partnership.

Section 3.6 Allocation of Purchase Price for Tax Purposes.

The General Partner and the Parent shall use commercially reasonable efforts to reach agreement as to the allocation of the consideration payable under this Agreement that would be included in “amount realized” for Federal and applicable state and local income tax purposes to the Partnership Assets in accordance with Code section 1060 and the regulations promulgated thereunder by the Closing. The parties shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports, including IRS Form 8594, in a manner consistent with any such agreed allocations. The General Partner and Parent shall use commercially reasonable efforts to resolve their differences; however, resolution of such differences will not be a condition to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership and the General Partner hereby make, as of the date hereof and, as of the Closing Date, the following representations and warranties to Parent and MergerCo except as otherwise set forth in a written disclosure letter delivered by the Partnership and the General Partner concurrently with the execution of the Agreement (the “Disclosure Letter”). Unless otherwise specified, (a) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Letter and (b) disclosure made in any particular numbered section of the Disclosure Letter shall be deemed disclosed for purposes of any other representation and warranty herein to the extent that it is reasonably apparent from such disclosure that such disclosure is responsive or applicable to such representation or warranty.

Section 4.1 Organization and Capitalization.

(a) Organization. The Partnership is duly formed and validly existing as a limited partnership under the laws of the State of Delaware and has full limited partnership power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The General Partner is duly formed and validly existing as a limited liability company under the laws of Delaware and has full limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its assets. The Partnership and the General Partner are each duly qualified to do business in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified would not reasonably be expected to have a Titan Material Adverse Effect. Section 4.1(a) of the Disclosure Letter sets forth a list of each jurisdiction in which each of the Partnership and the General Partner are qualified to do business. The Partnership and the General Partner have each, prior to the date hereof, delivered to Parent true, correct and complete copies of their respective organizational documents (as amended to date).

(b) Capitalization. The outstanding partnership interests of the Partnership and the outstanding membership interests of the General Partner, including, in each case, any Options, Phantom Units, Deferred Units and other rights to acquire partnership interests of the Partnership or membership interests of the General Partner, are as set forth in Section 4.1(b) of the Disclosure Letter.

Section 4.2 Authorization.

The Partnership and the General Partner each has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and, except for the Partnership Approval, no other proceedings on the part of the Partnership or the General Partner are necessary to authorize this Agreement or the transactions contemplated herein. Subject to the receipt of the Partnership Approval, this Agreement has been duly authorized, executed and delivered by the Partnership and the General Partner and is a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against the Partnership and the General Partner in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity.

Section 4.3 Subsidiaries.

(a) Names of Subsidiaries. Section 4.3(a) of the Disclosure Letter sets forth a list of each Subsidiary of the Partnership that is currently conducting operations and each other Subsidiary of the Partnership (each, a “Partnership Subsidiary”), including the jurisdiction of organization.

(b) Organization. Each Partnership Subsidiary is duly formed and validly existing under the laws of the jurisdiction of its organization and has full corporate, limited partnership or limited liability company power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each Partnership Subsidiary is duly qualified to do business in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Titan Material Adverse Effect. Section 4.3(b) of the Disclosure Letter sets forth a list of each jurisdiction in which each Partnership Subsidiary is qualified to do business. The Partnership has delivered to Parent true, correct and complete copies of each Partnership Subsidiary’s organizational documents (in each case, as amended to date).

Section 4.4 No Conflict.

Except as set forth in Section 4.4 of the Disclosure Letter, the consummation of the transactions contemplated by the Agreement does not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Existing Partnership Agreement or the operating agreement, partnership agreement or other comparable governing document of the General Partner, the Partnership or any Partnership Subsidiary;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.4 of the Disclosure Letter, conflict with or result in a violation or breach of any term or provision of any Law applicable to the General Partner, the

Partnership or any Partnership Subsidiary or any of their respective Assets, except as would not reasonably be expected, individually or in the aggregate, to have a Titan Material Adverse Effect; or

(c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the General Partner, the Partnership or any Partnership Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to, any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to or (v) result in the creation or imposition of any Encumbrance upon the General Partner, the Partnership or any Partnership Subsidiary or any of their respective Assets under, any Material Contract or any Material Permit to which the General Partner, the Partnership or any Partnership Subsidiary is a party or by which any of their respective Assets is bound, except as would not reasonably be expected, individually or in the aggregate, to have a Titan Material Adverse Effect.

Section 4.5 Financial Information.

Section 4.5 of the Disclosure Letter sets forth (i) the audited consolidated balance sheet of the Partnership and its Subsidiaries at June 30, 2005 and the related audited consolidated statements of operations, cash flows and changes in partners’ capital for the period from the Emergence Date through June 30, 2005, together with the audit report thereon (collectively, the “Audited Financials”), and the unaudited balance sheet at March 31, 2006 and related unaudited consolidated statement of operations, cash flow, and changes in partners’ capital for the nine months then ended (the “Unaudited Financials,” together with the Audited Financials, the “Financial Statements”). Except as set forth in Section 4.5 of the Disclosure Letter, the Financial Statements were prepared in accordance with GAAP, applied consistently during the relevant period, and present fairly, in all material respects, the consolidated financial condition and results of operations of the Partnership and its Subsidiaries, taken as a whole, at such dates and for the periods covered by such statements, except as may be noted therein and except for normal year-end adjustments (in the case of the Unaudited Financials).

Section 4.6 Undisclosed Liabilities.

Except as set forth in Section 4.6 of the Disclosure Letter, none of the General Partner, the Partnership or any Partnership Subsidiary has any material Liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the Financial Statements in the ordinary course of the operation of business and consistent with past practice of the Partnership and its Subsidiaries, (iii) not required to be reflected on, or disclosed on the footnotes to, the Financial Statements under GAAP, (iv) arising from executory obligations arising under Contracts disclosed, or not required to be disclosed, pursuant to Section 4.8 of this Agreement, (v) incurred as a result of or arising out of the transactions contemplated by this Agreement, or (vi) which would not in the aggregate reasonably be expected to have a Titan Material Adverse Effect.

Section 4.7 Absence of Certain Changes or Events.

From March 31, 2006 through the date hereof, except as disclosed in Section 4.7 of the Disclosure Letter, there has not been any:

(a) Titan Material Adverse Effect;

(b) except for normal periodic increases in the ordinary course of business consistent with past practice or in the aggregate not material to the Partnership, increase in (i) the compensation payable or to become payable by the General Partner, the Partnership or any Partnership Subsidiary to any of their respective Personnel, (ii) bonus, incentive compensation, service award, severance arrangements or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel or (iii) new employment agreement to which the General Partner, the Partnership or any Partnership Subsidiary is a party;

(c) addition to or modification of the Employee Plans other than (i) contributions made in accordance with the normal practices of the Partnership and the Partnership Subsidiaries, (ii) the extension of coverage to other Personnel who became eligible after March 31, 2006 or (iii) additions or modifications that in the aggregate are not material to the Partnership;

(d) sale, assignment or transfer of any material Assets of the General Partner, the Partnership or any Partnership Subsidiary other than in the ordinary course of business;

(e) cancellation of any material Indebtedness or waiver of any rights of substantial value to the General Partner, the Partnership or any Partnership Subsidiary, other than in the ordinary course of business;

(f) capital expenditure, or commitment to make a capital expenditure, by the General Partner, the Partnership or any Partnership Subsidiary, involving payments in excess of $500,000 in the aggregate (including payments to be made after the date hereof) that cannot be canceled without penalty on less than 90 days notice;

(g) the execution of or amendment to any lease or any incurring of liability therefor by the Partnership or any Partnership Subsidiary, involving annual payments in excess of $100,000 that cannot be canceled without penalty on less than 90 days notice;

(h) change in accounting methods or practices by the Partnership or any Partnership Subsidiary, except as may have been required by a change in GAAP;

(i) revaluation by the Partnership or any Partnership Subsidiary of any of their respective Assets, including without limitation, writing off notes or accounts receivable, other than in the ordinary course of business, that has resulted in a change in the value assigned to such Assets by the Partnership;

(j) Indebtedness incurred by the Partnership for borrowed money or any commitment to incur Indebtedness entered into by the Partnership, or any loans made or agreed to be made by the Partnership, other than trade debt or Indebtedness incurred under the Credit Revolver, in each case in the ordinary course of business consistent with past practice;

(k) declaration, setting aside for payment or payment of dividends or distributions in respect of any Equity Securities of the Partnership or any redemption, purchase or other acquisition of any of the Partnership’s or any Partnership Subsidiary’s Equity Securities, other than distributions to the limited partners of the Partnership in the ordinary course consistent with past practice; or

(l) any agreement by the General Partner, the Partnership or any Partnership Subsidiary to do any of the foregoing.

Section 4.8 Contracts; No Defaults.

(a) Section 4.8(a) of the Disclosure Letter contains a listing of all Contracts of the types described in (i) through (xiv) below to which the Partnership or any Partnership Subsidiary was a party as of the date hereof (each, a “Material Contract”). True, correct and complete copies of Contracts referred to in clauses (i)-(xiv) below have been delivered, or made available, to Parent or its representatives.

(i) Each Contract, other than customer contracts but including fixed price customer contracts, that involves performance of services or delivery of goods and/or materials by or to the Partnership or any Partnership Subsidiary of an amount or value in excess of $100,000 per year that cannot be canceled without penalty on less than 90 days notice;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, letter of credit, surety-bond or financing agreement or instrument or other contract for money borrowed or guaranteed by the Partnership or any Partnership Subsidiary (including any agreement or commitment for future loans, credit or financing) having a principal amount due in excess of $100,000;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property having annual rental payments in excess of $100,000 that cannot be canceled without penalty on less than 90 days notice;

(iv) Each licensing agreement or other Contract with respect to patents, trademarks, copyrights or other intellectual property;

(v) Each employment, severance or retention agreement, collective bargaining agreement or other Contract to or with any key employee relating to wages, hours and other conditions of employment, except for any such contract which is terminable either at will or on no more than 90 days notice without payment, penalty or additional severance in connection therewith;

(vi) Each joint venture Contract, partnership agreement, limited liability company agreement or other Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Partnership or any Partnership Subsidiary with any other Person, other than Contracts entered into in the ordinary course of business, none of which in the aggregate is material to the Partnership;

(vii) Each Contract containing covenants which in any way purport to materially restrict the Partnership’s or any Partnership Subsidiary’s business activity or purport to limit the freedom of the Partnership or any Partnership Subsidiary to engage in any line of business or to compete with any Person, except for confidentiality or non-disclosure agreements entered into in the ordinary course of business;

(viii) Each Contract providing for sales commissions or other payments to any Person based on sales, purchases or profits, other than direct payments for goods or services, and other than Contracts entered into in the ordinary course of business;

(ix) Each power of attorney granted by the Partnership or any Partnership Subsidiary that is currently effective and outstanding;

(x) Each Contract requiring greater than $500,000 in future capital expenditures that is not cancelable without penalty on less than 90 days notice;

(xi) Each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Partnership or any of Partnership Subsidiary other than in the ordinary course of business;

(xii) Each Loss Contract;

(xiii) Each Contract or other arrangement providing for sales, purchases, leasing, subleasing, licensing or sublicensing of goods, services, tangible or intangible property or joint activities between the Partnership and any of the Partnership’s directors, officers or limited partners, other than (A) Contracts to provide residential propane products and services or (B) Contracts entered into in the ordinary course of business containing “arm’s-length” terms; and

(xiv) Each material amendment, supplement and modification in respect of any of the foregoing.

(b) Except as set forth in Section 4.8(b) of the Disclosure Letter, all of the Material Contracts are (i) in full force and effect, (ii) represent the legally valid and binding obligations of the Partnership or the Partnership Subsidiary party thereto and are enforceable against the Partnership or such Partnership Subsidiary in accordance with their terms (except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or subject to general principles of equity) and (iii) to the Knowledge of the Partnership, represent the legally valid and binding obligations of the other parties thereto and are enforceable against such parties in accordance with their terms. Except as set forth in Section 4.8(b) of the Disclosure Letter, to the Knowledge of the Partnership, as of the date hereof, no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or the claim of excusable delay or nonperformance under such Contracts, except as would not reasonably be expected, individually or in the aggregate, to have a Titan Material Adverse Effect.

(c) Except as set forth in Section 4.8(c) of the Disclosure Letter, to the Knowledge of the Partnership, neither the Partnership nor any Partnership Subsidiary has committed any act or omission which would result in, and to the Knowledge of the Partnership, there has been no occurrence which would give rise to, any liability for breach of warranty on the part of the Partnership or any Partnership Subsidiary under any of the Material Contracts.

Section 4.9 Machinery and Equipment and Other Property.

Except as set forth in Section 4.9 of the Disclosure Letter, the Partnership or a Partnership Subsidiary owns and has good and marketable title to the machinery, equipment, tools, spare parts, furniture and automotive vehicles reflected on the books of the Partnership and its Subsidiaries as owned by the Partnership or its Subsidiaries (the “Machinery and Equipment”), free and clear of all Encumbrances other than Permitted Encumbrances. The Machinery and Equipment, taken as a whole, are suitable in all material respects for the purposes for which they are presently or have historically been used. The Machinery and Equipment, taken as a whole, (i) are in compliance with the rules and regulations of applicable Governmental Authorities regulating the storage and handling of propane (including liquefied propane) and (ii) are in compliance with the current National Fire Protection Association Pamphlets 54 and 58 (including, but not limited to, bona fide valid data plates affixed to all bulk storage tanks), except, in each case, where the failure to be in compliance would not reasonably be expected to have a Titan Material Adverse Effect. Except as otherwise contemplated by this Agreement, the Partnership and the Partnership Subsidiaries own, or, in the case of leases and licenses, have valid and subsisting leasehold interests or licenses in, all of the material properties and assets of whatever kind (whether real or personal, tangible or intangible) used in their businesses, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

Section 4.10 Intellectual Property.

Section 4.10 of the Disclosure Letter lists all material Intellectual Property Rights owned by the Partnership or any Partnership Subsidiary (the “Partnership Intellectual Property”). Section 4.10 of the Disclosure Letter lists all license or sublicense agreements with respect to any licensed Intellectual Property Rights to which the Partnership or any Partnership Subsidiary is a party and which is material to the business and operations of the Partnership or any Partnership Subsidiary as presently being conducted. Except as set forth in Section 4.10 of the Disclosure Letter, the Partnership or a Partnership Subsidiary has good title to each item of Partnership Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth in Section 4.10 of the Disclosure Letter, to the Knowledge of the Partnership, the Partnership’s and the Partnership Subsidiaries’ use of the Partnership Intellectual Property does not infringe or otherwise violate the rights of any Person and no Person is infringing or otherwise violating the rights of the Partnership or any Partnership Subsidiary in or to any material Partnership Intellectual Property. Since the Emergence Date, no claims have been asserted in writing by any Person against the Partnership or any Partnership Subsidiary with respect to the use of any Partnership Intellectual Property challenging or questioning the ownership or validity of the Partnership Intellectual Property or any license or sublicense agreements to which the Partnership or any Partnership Subsidiary is a party and, except as set forth in Section 4.10 of the Disclosure Letter, to the Partnership’s Knowledge, no Person has a right to a royalty or similar payment in respect of the Partnership Intellectual Property. Except as would not reasonably be expected to have a Titan Material Adverse Effect, the Partnership and the Partnership Subsidiaries own or have the right to use pursuant to a valid license, sublicense, agreement or permission all the material Intellectual Property Rights used in the operation of the business of the Partnership and its Subsidiaries, as presently conducted.

Section 4.11 Real Property.

(a) Section 4.11(a) of the Disclosure Letter lists all real property (“Owned Real Property”) owned by the Partnership and the Partnership Subsidiaries. Except as set forth in Section 4.11(a) of the Disclosure Letter, with respect to such owned real property, the identified owner has good and marketable fee simple title free of all Encumbrances excepted Permitted Encumbrances.

(b) Section 4.11(b) of the Disclosure Letter describes and lists the name of the lessor of all real property now leased or licensed for use by the Partnership or any Partnership Subsidiary (the “Leased Real Property”) and the expiration date relating thereto. The Partnership or a Partnership Subsidiary has a valid leasehold interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances and as set forth in Section 4.11(b) of the Disclosure Letter. Except as set forth in Section 4.11(b) of the Disclosure Letter, there are no leases, subleases, licenses, occupancy agreements, options, rights (other than those rights granted by law), concessions or other written or, to the Knowledge of the Partnership, other agreements or arrangements granting to any Person the right to purchase, use or occupy any of the Leased Real Property. Except as set forth in Section 4.11(b) of the Disclosure Letter, the Owned Real Property and the Leased Real Property (collectively, the “Real Property”) includes all of the real property used in the business of the Partnership and its Subsidiaries as currently conducted.

(c) All Improvements owned, leased or used by the Partnership or any Partnership Subsidiary on the Real Property are suitable in all material respects for the purposes for which they are currently used. Except as set forth in Section 4.11(c) of the Disclosure Letter, the Partnership or a Partnership Subsidiary has obtained permits from any Governmental Authority having jurisdiction over any of the Real Property necessary to permit the lawful use and operation of the Improvements and the Real Property except where the failure to do so would not reasonably be expected to have a Titan Material Adverse Effect. Each such permit is in full force and effect, and there is no pending or, to the Knowledge of the Partnership, threatened proceeding that could result in the modification or cancellation thereof except, in each case, for deviations from the foregoing which would not reasonably be expected to have a Titan Material Adverse Effect.

Except as set forth in Section 4.11(c) of the Disclosure Letter, the Partnership or a Partnership Subsidiary has obtained any agreement, easement or other right from any Person, necessary to permit the lawful use and operation of any driveways, roads and other means of egress and ingress to and from any of the Real Property, except where the failure to do so would not materially interfere with the use of the Improvements and the Real Property. Each such agreement, easement or other right is in full force and effect, and there is no pending or, to the Knowledge of the Partnership, threatened proceeding that could result in the modification or cancellation thereof except, in each case, for deviations from the foregoing which would not reasonably be expected to materially interfere with the use of the Improvements and the Real Property.

Except as set forth in Section 4.11(c) of the Disclosure Letter, no Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, except for such violations or encroachments which would not reasonably be expected to have a Titan Material Adverse Effect.

The Real Property and the Improvements are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Real Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities.

(d) Prior to the date hereof, the Partnership has delivered or made available to Parent true and correct copies of all title reports, title policies and surveys currently in the possession of the Partnership or any Partnership Subsidiary with respect to any of the Real Property.

Section 4.12 Litigation and Proceedings.

Except as set forth in Section 4.12 of the Disclosure Letter or as would not reasonably be expected to have a Titan Material Adverse Effect, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, including but not limited to Environmental Claims, or to the Knowledge of the Partnership, investigations, before or by any Governmental Authority or before any arbitrator pending or, to the Knowledge of the Partnership, threatened, against the Partnership or any Partnership Subsidiary. Except as set forth in Section 4.12 of the Disclosure Letter or as would not reasonably be expected to have a Titan Material Adverse Effect, there is no unsatisfied judgment, order, injunction or decree binding upon the Partnership or any Partnership Subsidiary.

Section 4.13 Employee Benefit Plans.

(a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Section 4.13(a) of the Disclosure Letter contains a complete list of all material Employee Plans. With respect to each material Employee Plan, the Partnership has delivered or made available to Parent true, correct and complete copies, including all amendments thereto, of: (i) all current plan documents, trust agreements and other funding arrangements; (ii) all current summaries and summary plan descriptions; (iii) the annual reports (Form 5500 series) for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial valuation report, if any; (iv) the most recent determination or opinion letter, if any, issued by the IRS and any pending request for such a determination letter; (v) copies of all material documents and correspondence relating to any Employee Plan received from or provided to the IRS, Department of Labor, or Pension Benefit Guaranty Corporation; (vi) the most recent annual 401(k) and 401(m) nondiscrimination tests performed under the Code;

(vii) all summaries furnished employees, officers and directors of the Partnership and the Partnership Subsidiaries of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; and (viii) the forms of notifications to employees of their rights under Section 4980B of the Code.

(b) Representations. Except as set forth in Section 4.13(b) of the Disclosure Letter:

(i) Neither the Partnership nor any Partnership Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has since the Emergence Date sponsored, maintained, contributed to or had an obligation to contribute to, or has withdrawn in a partial or complete withdrawal from, any multi-employer plan as defined in Section 4001(a)(3) or Section 3(37) of ERISA (a “Multiemployer Plan”) or has any fixed or contingent liability under Section 4204 of ERISA with respect to any of their current or former employees.

(ii) Neither the Partnership nor any of its ERISA Affiliates maintains or has since the Emergence Date maintained, contributed to or has had an obligation to contribute to an Employee Plan subject to Title IV of ERISA or Section 412 of the Code.

(iii) Each Employee Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS as to its tax qualified status, and each trust established in connection with any Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, no matters are pending under the IRS Employee Plans Compliance Resolution System, the IRS closing agreement programs or other similar program.

(iv) Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Partnership or any Partnership Subsidiary, as to each of the Employee Plans, the Partnership and the Partnership Subsidiaries have complied with all applicable Law in the administration thereof including the provisions of ERISA, and each Employee Plan complies in all material respects in form and operation with its terms and all applicable Laws.

(v) With respect to the Employee Plans, no event has occurred and, to the Knowledge of the Partnership, there exists no condition or set of circumstances in connection with which the Partnership or any Partnership Subsidiary is reasonably likely to be subject to any material liability (other than for routine claims for benefits under the Employee Plans) under the terms of, or with respect to, such Employee Plans, ERISA, the Code or any other applicable Law.

(vi) None of the Partnership or any Partnership Subsidiary or any fiduciary of an Employee Plan has any material liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. None of the assets of the Partnership or any Partnership Subsidiary is, or would reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code. Neither the Partnership nor any Partnership Subsidiary or ERISA Affiliate has any material liability under Section 502 of ERISA. No material excise tax would reasonably be expected to be imposed upon the Partnership or any Partnership Subsidiary under Chapter 43 of the Code.

(vii) There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan, including any audit or inquiry by the IRS or the United States Department of Labor, that is pending, or, to the Knowledge of the Partnership, threatened or anticipated, against the Partnership or any Partnership Subsidiary or any ERISA Affiliate (other than routine benefits claims) and, to the Knowledge of the Partnership, there exist no facts or circumstances that could give rise to any such action, order, writ, injunction, judgment, decree, claim, suit, litigation, proceedings, arbitral action, audit or investigation.

(viii) Neither the Partnership nor any Partnership Subsidiary has any present or future obligation to make any payment to, or with respect to, any present of former employee of the Partnership or the Partnership Subsidiaries pursuant to any retiree medical benefit plan or other retiree welfare plan.

(ix) Neither the Partnership nor any Partnership Subsidiary has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan, except as required by Law.

(x) No Employee Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code. The Partnership and each Partnership Subsidiary and ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder. Neither the Partnership nor any Partnership Subsidiary has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code).

(xi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (either alone or in conjunction with any other event, including a termination of employment) will result in any liability to the Partnership or any Partnership Subsidiary or the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options or restricted stock or the acceleration or creation of any rights under any Employee Plan) or increase the amount of compensation due any such person.

(xii) There is no Contract, agreement, plan or arrangement covering any employee, director or consultant or former employee, director or consultant, of the Partnership or any Partnership Subsidiary that, individually or collectively, provides for the payment by the Partnership or any Partnership Subsidiary of any amount that is not deductible under Section 404 of the Code or that is an “excess parachute payment” pursuant to Section 280G of the Code.

(xiii) The Partnership and the Partnership Subsidiaries have, based on a reasonable interpretation of applicable Laws, properly classified individuals providing services to the Partnership or any Partnership Subsidiary as independent contractors or employees, as the case may be, for all purposes, including but not limited to payroll and employee benefit purposes. No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Partnership or any Partnership Subsidiary.

(xiv) No Employee Plan has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(xv) Neither the Partnership nor any Partnership Subsidiary has any potential liability under Code section 4978, and all deferred compensation arrangements of the Partnership and each Subsidiary have been operated since January 1, 2005 in good faith compliance with Code section 409A.

Section 4.14 Labor Matters.

(a) Except as set forth in Section 4.14(a) of the Disclosure Letter, neither the Partnership nor any Partnership Subsidiary is a party to any collective bargaining or other labor union agreements (a “CBA”), subject to a legal duty to bargain with any labor organization on behalf of any employee or is presently operating under an expired collective bargaining agreement. Except as set forth in Section 4.14(a) of the Disclosure Letter, at no time since the Emergence Date has there been any material work stoppage or material labor dispute (including questions concerning representation, arbitration proceedings, labor strikes, slow downs or stoppages, organizing attempts, picketing or boycotts) against the Partnership or any Partnership Subsidiary and, to the Knowledge of the Partnership, no such action is threatened and there is no organizational activity underway as of the date hereof. The Partnership and the Partnership Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment practices, employee documentation, terms and conditions of employment, payment and termination of labor, including the provisions thereof relative to severance, vacation, unemployment, wages and hours, equal employment opportunity, nondiscrimination, immigration, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. Except as set forth in Section 4.14(a) of the Disclosure Letter, neither the Partnership nor any Partnership Subsidiary is engaged in, or received any written notice of, any unfair labor practice and no such complaints are pending before the National Labor Relations Board or any other Governmental Authority.

(b) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and the Partnership and the Partnership Subsidiaries have not been reassessed in any material respect under such legislation since the Emergence Date and no audit of the Partnership or the Partnership Subsidiaries is being performed as of the date hereof pursuant to any applicable workplace safety and insurance legislation. There are no claims under applicable workplace safety and insurance legislation that would reasonably be expected to have a Titan Material Adverse Effect.

There are no charges pending under Occupational Safety and Health Act (29 U.S.C. § 641 et seq.) and the regulations promulgated thereunder (“OSHA”). The Partnership and the Partnership Subsidiaries have complied in all material respects with any orders issued under OSHA and there are no appeals of any orders under OSHA currently outstanding.

Section 4.15 Legal Compliance.

Except as set forth in Section 4.15 of the Disclosure Letter, and except for (i) Environmental Law, which is governed by Section 4.16 of this Agreement, (ii) ERISA, which is governed by Section 4.13 of this Agreement and (iii) employment Law, which is governed by Section 4.14 of this Agreement, (A) neither the Partnership nor any Partnership Subsidiary is, or at any time since the Emergence Date has been, in material violation of or in material default under any Law applicable to the Partnership or any Partnership Subsidiary or any of their respective Assets, (B) to the Partnership’s Knowledge, no action, proceeding, formal governmental investigation, complaint, claim, demand or notice has been filed or commenced against the Partnership or any Partnership Subsidiary alleging any such violation or default, nor to the Partnership’s Knowledge are any such actions threatened and (C) neither the Partnership nor any of its Subsidiaries has, since the Emergence Date, conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by the Partnership, its Subsidiaries or any of their employees, officers, directors or agents except, in each case, for such violations or defaults which would not reasonably be expected to have a Titan Material Adverse Effect.

Section 4.16 Environmental Matters.

Except as otherwise disclosed in Section 4.16 of the Disclosure Letter or specifically set forth in any of the reports or files made available to Parent or its representatives that are listed in Section 4.16 of the Disclosure Letter:

(a) (i) The Partnership and the Partnership Subsidiaries are in material compliance with all Environmental Laws, including, without limitation, the terms and conditions of all Material Permits required under Environmental Laws and (ii) the Partnership and the Partnership Subsidiaries hold all the Material Permits required under Environmental Laws for the operation of their business.

(b) To the Partnership’s Knowledge, there are no facts, circumstances, conditions, or occurrences which could reasonably be expected to require any facility owned or operated by the Partnership or the Partnership Subsidiaries to be upgraded or modified in a manner that would result in material capital expenditures in order to remain in compliance with current and reasonably foreseeable future requirements under Environmental Law, including without limitation, any Material Permit required under Environmental Law.

(c) (i) There are no Environmental Claims pending or, to the Knowledge of the Partnership, threatened against the Partnership or any Partnership Subsidiary, (ii) there are no settlement agreements, writs, injunctions, decrees, orders or judgments outstanding, or, to the Knowledge of the Partnership, threatened relating to compliance with or liability under any Environmental Law, (iii) neither the Partnership nor any Partnership Subsidiary has any unaccrued liability under any Environmental Law which would reasonably be expected to have a Titan Material Adverse Effect, and (iv) there are no facts, circumstances, conditions, or occurrences which could reasonably be expected to form the basis of a Environmental Claim against the Partnership or any Partnership Subsidiary that would reasonably be expected to have a Titan Material Adverse Effect.

(d) As of the date hereof, no judicial proceeding or governmental or administrative action is pending or, to the Knowledge of the Partnership, threatened, under any Environmental Law pursuant to which the Partnership or any Partnership Subsidiary has been, or, to the Knowledge of the Partnership, is reasonably likely to be, named as a party.

(e) To the Knowledge of the Partnership, there has been no spill, discharge, or release of Hazardous Substances on or from, and there are no other Environmental Conditions relating to the Real Property that (i) requires investigation or remediation under Environmental Laws or (ii) could reasonably be expected to result in any Environmental Claim.

(f) Neither the Partnership nor any Subsidiary has been notified in writing by either a Governmental Authority or any other Person that it may be a potentially responsible party or received any letter or request for information under Section 104 of CERCLA or any comparable state or local law, and none of the Real Property or, to the Partnership’s Knowledge, any former property owned, leased or used by the Partnership or the Partnership Subsidiaries is listed on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar foreign, federal or state or local list of sites requiring investigation or remediation, except as set forth in any reports or files made available to Parent or its representatives.

(g) To the Knowledge of the Partnership, (i) there are no structures, improvements, equipment, fixtures or facilities owned or granted by the Partnership that are constructed with, use, or otherwise contain radioactive materials, asbestos-containing materials, lead, urea formaldehyde or polychlorinated biphenyls in amounts or in a condition requiring investigation or remediation under Environmental Laws, (ii) there are no underground storage tanks, or underground piping associated with such tanks, that do not have a full secondary containment system in place, and (iii) there are no abandoned underground storage tanks that have not been either abandoned in place or removed pursuant to a permit issued by a Governmental Authority.

(h) There are no recorded liens, restrictive covenants or other land use or transferability restrictions under Environmental Laws on the Real Property, and no written notices of government actions have been received, or, to the Partnership’s Knowledge, threatened that could subject any of such properties to such liens, restrictive covenants or other land use restrictions, and neither the Partnership nor the Partnership Subsidiaries are required to place any notice or restriction relating to Hazardous Substances in any deed to such property.

(i) To the Knowledge of the Partnership, neither the Partnership nor any Partnership Subsidiary: (i) has assumed any liability of any other Person under Environmental Laws; (ii) has released any Person nor waived any rights or defenses with respect to any Environmental Claim or Environmental Conditions; or (iii) has provided an indemnity for or otherwise retained any liability under Environmental Laws at any facility formerly owned or operated by the Partnership or any Partnership Subsidiary.

(j) There is no environmental report prepared in the last five years in the possession or control of the Partnership relating to the current or prior business of the Partnership or its Subsidiaries that has not been delivered or made available to Parent or its representatives and all such reports are listed in Section 4.16 of the Disclosure Letter.

Section 4.17 Taxes.

Except as otherwise disclosed in Section 4.17 of the Disclosure Letter:

(a) All Tax Returns of the Partnership, the General Partner and the Partnership Subsidiaries have been duly and timely filed with the appropriate governmental authorities in each jurisdiction in which such Tax Returns are required to be filed, and are correct and complete in all material respects. None of the Partnership, the General Partner or any Partnership Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All Taxes that are due and payable by the Partnership, the General Partner or any Partnership Subsidiary have been timely and appropriately paid so as to avoid penalties for underpayment.

(c) None of the Tax Returns of the Partnership, the General Partner or any Partnership Subsidiary has been audited or is being audited by any taxing authority.

(d) No deficiencies for Taxes of the Partnership, the General Partner or any Partnership Subsidiary and no assessment, audit or other proceeding by any taxing authority, court, or other Governmental Authority is proposed, pending, or, to the Knowledge of the Partnership or the General Partner, threatened with respect to the Tax Returns or Taxes owed or alleged to be owed by the Partnership, the General Partner or any Partnership Subsidiary.

(e) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due and payable by the Partnership, the General Partner or any Partnership Subsidiary for any taxable period.

(f) No closing agreement pursuant to a provision of any state, local or foreign law has been entered into by or with respect to the Partnership, the General Partner or any of the Partnership Subsidiaries or any of their Assets.

(g) The Partnership and the General Partner have previously made available to Parent true, correct and complete copies of each of the United States federal, state, local and foreign income Tax Returns filed since the Emergence Date by the Partnership, the General Partner and the Partnership Subsidiaries.

(h) None of the Partnership, the General Partner or any Partnership Subsidiary has been or is in violation of any applicable Law relating to the payment or withholding of Taxes, except as would not reasonably be expected to have a Titan Material Adverse Effect. The Partnership, the General Partner and the Partnership Subsidiaries have duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(i) None of the Partnership, the General Partner or any Partnership Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar agreement and no such agreement shall be entered into or amended by the Partnership or any Partnership Subsidiary at or prior to the Closing.

(j) None of the Partnership, the General Partner or any Partnership Subsidiary has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Partnership and the Partnership Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(k) No claim been made since the Emergence Date by any Governmental Authority in a jurisdiction where the Partnership, the General Partner or any Partnership Subsidiary do not file Tax Returns that any of the Partnership or any Partnership Subsidiary is, or may be, subject to taxation by that jurisdiction.

(l) None of the Partnership, the General Partner or any Partnership Subsidiary has (i) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, or (ii) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax-exempt under Section 103(a) of the Code.

(m) There are no liens for Taxes on any of the assets of the Partnership, the General Partner or any Partnership Subsidiary, except for liens for Taxes not yet due and payable.

(n) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Partnership, the General Partner or any Partnership Subsidiary.

(o) Neither the General Partner nor the Partnership is a foreign person within the meaning of Section 1445(b)(2) of the Code. Each of the General Partner and the Partnership is treated as a partnership for federal income tax purposes and no election has been made with respect to either of the General Partner or the Partnership under Treasury Regulation Section 301.7701-3. The gross income of the Partnership has met the gross income requirements of Code Section 7704(c) for each of its taxable years. Titan Propane is treated as an entity that is disregarded for federal income tax purposes. Titan Propane Services, Inc. is treated as a corporation for federal income tax purposes.

(p) The Partnership does not own any equity interest in a company, trust, partnership, or other entity formed under the laws of a country or jurisdiction outside the United States.

Section 4.18 Accounts Receivable.

Except as set forth in Section 4.18 of the Disclosure Letter, the amount of accounts receivable, unbilled invoices, and other debts due are recorded in the records and books of account of the Partnership or the Partnership Subsidiaries in the ordinary course of business as being due to the Partnership or the Partnership Subsidiaries, after deducting the reserves reflected on the balance sheet included in the Financial Statements and, to the Partnership Knowledge, none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such reserve. Since March 31, 2006, the Partnership has not made any material change in its credit policies, nor has it materially deviated therefrom. Except as set forth in the agreements described in Section 4.18 of the Disclosure Letter, since March 31, 2005, neither the Partnership nor Partnership Subsidiary has received accelerated payment of any accounts receivable in excess of $10,000 (i.e., payments made by customers materially in advance of such customers’ customary payment terms).

Section 4.19 Inventory.

Except as set forth in Section 4.19 of the Disclosure Letter, and after deducting any valuation allowance or reserve for estimated obsolete or unsalable Inventory on the Financial Statements, the Inventory reflected thereon (a) existed as of the date of such Financial Statements in salable condition and, (b) other than propane and other fuels, had a book value as reflected on such Financial Statements which was consistent with past practice.

Section 4.20 Product Liability, Warranty and Product Recalls.

Except as set forth in Section 4.20 of the Disclosure Letter, neither the Partnership nor any Partnership Subsidiary has committed any act or omission which would result in, and to the Knowledge of the Partnership there are no facts or circumstances that would give rise to, (i) any material product liability not covered by insurance (other than deductibles or self-retention amounts under such insurance policies), (ii) any obligation to recall any products produced by the Partnership or any Partnership Subsidiary or (iii) any material liability for breach of warranty not covered by insurance (other than deductibles or self-retention amounts under such insurance policies) in excess of the reserve established therefor on the March 31, 2006 Balance Sheet.

Section 4.21 The General Partner.

The General Partner was formed for the sole purpose of holding the general partnership interest of the Partnership. Other than its ownership of the general partnership interest in the Partnership, it has conducted no operations, has no assets or liabilities, contingent or otherwise, and is not obligated under any Contract to which the Surviving Partnership could become subject as a result of the Merger.

Section 4.22 Affiliate Transactions.

Except as set forth in Section 4.22 of the Disclosure Letter, no officer, director or affiliate of the General Partner, the Partnership or any Partnership Subsidiary, or any individual related by blood, marriage or adoption to any such Person or in which any such Person owns a greater than 10% beneficial interest, is a party to any agreement, Contract, commitment or transaction with the Partnership or any Partnership Subsidiary or has a material interest in any material property used by the Partnership or any Partnership Subsidiary (any such agreement, contract, commitment, transaction or interest, a “Related Party Transaction”), other than (A) Contracts to provide residential propane products and services, (B) Contracts entered into in the ordinary course of business containing “arm’s-length” terms, (C) Contracts with respect to employment arrangements, employment terms and conditions and compensation arrangements that are disclosed in Sections 4.8(a) or 4.13(a) of the Disclosure Letter, (D) the Existing LP Agreement and (E) the limited liability company agreement of the General Partner, as amended to date.

Section 4.23 Governmental Authorities; Consents.

No consent, approval or authorization of, or designation, declaration, notice or filing with, any Governmental Authority is required on the part of the Partnership with respect to the Partnership’s execution or delivery of this Agreement or the consummation of the transactions contemplated herein, except as otherwise disclosed in Section 4.23 of the Disclosure Letter.

Section 4.24 Licenses, Permits and Authorizations.

Section 4.24 of the Disclosure Letter contains a list of all Material Permits (including, without limitation, all facility security clearances) of or with any Governmental Authority which are held by the Partnership or any Partnership Subsidiary. All such Material Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Partnership, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Such Material Permits constitute all of the Material Permits necessary to permit the Partnership and the Partnership Subsidiaries to own, operate, use and maintain their respective Assets in the manner in which they are now operated and maintained and to conduct the business of the Partnership and its Subsidiaries as currently conducted in all material respects.

Section 4.25 Books and Records.

Except as set forth on Section 4.25 of the Disclosure Letter, the books of account, minute books, and stock records of the Partnership and each Partnership Subsidiary have all been made available to Parent or its representatives (other than such books and records that relate to the transactions contemplated by this Agreement), and are complete and correct in all material respects and have been maintained in accordance with ordinary business practices. The books of account have been maintained in a manner that would permit preparation of financial statements in accordance with GAAP. At the Closing, all of those books and records will be in the possession of the Partnership or the Partnership Subsidiaries. There have been no meetings of the limited partners of the Partnership since the Emergence Date.

Section 4.26 Insurance.

(a) Section 4.26(a) of the Disclosure Letter contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance currently in effect and held by the Partnership or any Partnership Subsidiary. True, correct and complete copies of such insurance policies have been made available to Parent.

(b) Except as otherwise set forth in Section 4.26(b) of the Disclosure Letter, all policies listed in Section 4.26(a) of the Disclosure Letter (i) are valid, outstanding and enforceable policies, and (ii) will not terminate or lapse by reason of the transactions contemplated herein.

(c) Neither the Partnership nor any Partnership Subsidiary has received (i) any written, or to the Knowledge of the Partnership any non-written, notice of cancellation of any policy described in paragraph (a) hereof or refusal of coverage thereunder, (ii) any written, or to the Knowledge of the Partnership any non-written, notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated or (iii) any other written, or to the Knowledge of the Partnership any non-written, notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 4.27 Brokers and Finders.

None of the General Partner, the Partnership, any Partnership Subsidiary, or any officer or director of the Partnership has employed any broker or finder or incurred any liability for any investment banking advisory fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein. Neither the Parent nor MergerCo will incur any liability through any action of the General Partner, the Partnership, any Partnership Subsidiary, or any officer or director of the Partnership for any investment banking fees, brokerage fees or finders fees on account of any investment banker, broker or finder.

Section 4.28 Plan of Reorganization.

The Plan has been substantially consummated and the Confirmation Order remains in full force and effect and has not been stayed, reversed, modified or amended in any respect.

Section 4.29 Full Disclosure.

The representations and warranties made by the General Partner or the Partnership in this Agreement, together with the Disclosure Letter furnished by the General Partner or the Partnership to Parent in connection with the transactions contemplated by herein, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to the General Partner and the Partnership.

Section 5.1 Organization and Good Standing; Requisite Power and Authority.

Parent and MergerCo are each limited partnerships duly organized and validly existing under the laws of the State of Delaware. Parent and MergerCo each has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and no other actions on the part of Parent or MergerCo are necessary to authorize this Agreement or the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by each of Parent and MergerCo and is a legal, valid and binding obligation of each, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditor’s rights generally or (ii) general principles of equity.

Section 5.2 No Conflict.

Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein will (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of Parent or MergerCo, (b) conflict with or result in a violation or breach of any term or provision of any Law applicable to Parent or MergerCo, (c) require the consent, approval or authorization of, filing with, or notice to any Person which, if not obtained, would prevent Parent or MergerCo from performing its obligations hereunder, or (d) be rendered void or ineffective by or under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Parent or MergerCo is a party or by which Parent or MergerCo is bound.

Section 5.3 Brokers and Finders.

Neither the Partnership nor the General Partner will incur any liability for any investment banking fees, brokerage or finders fees on account of any investment banker, broker or finder employed by the Parent to MergerCo.

Section 5.4 Financing.

Parent has, and at the Closing will have, sufficient funds to pay the Aggregate Purchase Price payable hereunder.

Section 5.5 Tax Status.

MergerCo is an entity that is disregarded for United States federal income tax purposes.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Maintenance of Business Prior to Closing.

Prior to the Closing, unless set forth on Section 6.1 of the Disclosure Letter, as contemplated or permitted by this Agreement or as otherwise approved by Parent in writing (such approval not to be unreasonably withheld, delayed or conditioned), the Partnership and the General Partner:

(a) shall, and shall cause the Partnership Subsidiaries to, use commercially reasonable efforts to conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

(b) shall use commercially reasonable efforts, and shall cause the Partnership Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees consistent with past practice and maintain their respective relationships with those persons having business relationships with them;

(c) shall not, and shall cause the Partnership Subsidiaries not to, amend their respective partnership agreements or comparable governing instruments;

(d) shall promptly notify Parent after gaining Knowledge of (i) any event that has resulted in a Titan Material Adverse Effect or (ii) a breach of any representation or warranty contained herein that would reasonably be expected to cause the condition set forth in Section 7.2(a) to not be satisfied;

(e) shall not, and shall not permit any Partnership Subsidiary to, grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities not existing on the date hereof, to acquire any securities of the Partnership or the Partnership Subsidiaries, other than those that terminate as of the Effective Time;

(f) shall not, and shall not permit any Partnership Subsidiary to, amend the terms of the Employee Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements, except to the extent required by or under applicable Law or in connection with negotiating a new CBA between Hank’s Southwestern Propane and International Brotherhood of Teamsters Local 251, provided that the Partnership may and may permit the Partnership Subsidiaries to (i) make contributions to the Employee Plans in accordance with the normal practices of the Partnership and the Partnership Subsidiaries or as required, and (ii) extend coverage to Personnel who become eligible in accordance with the terms of any existing Employee Plan on or after the date hereof;

(g) shall not, and shall not permit any Partnership Subsidiary to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material or increases required by existing Contracts (which increases are either not material, or are pursuant to a Contract disclosed hereunder), to its employees and bonuses or other incentive compensation in the ordinary course of business consistent with past practices or required by existing Contracts or (ii) enter into any collective bargaining agreement, except, in the case of either (i) or (ii), with respect to its operations in Westport, Massachusetts (d/b/a Hank’s Southeastern Propane);

(h) shall not, and shall not permit any Partnership Subsidiary to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person (excluding extensions of credit to customers in the ordinary course of business), except, in the case of clause (i), for borrowings under existing credit facilities in the ordinary course of business and except, in the case of clause (ii), for advances consistent with past practice which are not material;

(i) shall pay when due, and shall cause the Partnership Subsidiaries to pay when due, all material Taxes required to be paid by the Partnership or any of the Partnership Subsidiaries, as applicable, other than those being contested in good faith, and shall not permit any Partnership Subsidiary to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, (iii) settle or compromise any material dispute involving a Tax liability or (iv) consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(j) shall not pledge or otherwise encumber any Equity Securities that it owns, and shall not permit any Partnership Subsidiary to issue or sell any of its Equity Securities or to pledge or otherwise encumber any Equity Securities that it owns (in each case other than pledges to the Lenders in connection with the Credit Revolver and the Term Loan) or permit any Partnership Subsidiary to issue or sell any securities convertible into, or any rights, warrants or options to acquire, any Equity Securities in such Partnership Subsidiary;

(k) shall not, and shall not permit any Partnership Subsidiary to, make or agree to make any capital expenditure in excess of $500,000 in the aggregate;

(l) shall not, and shall not permit any Partnership Subsidiary to, change any material accounting principles or practices;

(m) shall not, and shall not permit any Partnership Subsidiary to, enter into any agreement to discharge, settle or satisfy any claim, liability or obligation that imposes any material restriction on the future activities or business operations of the Partnership or any Partnership Subsidiary or any material portion of the assets of the Partnership or any Partnership Subsidiary.

(n) shall not, and shall not permit any Partnership Subsidiary to, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in another entity (other than an entity that is a wholly owned Subsidiary of the Partnership as of the date hereof) or to sell any of its Assets except for inventory in the ordinary course of business; and

(o) shall not, and shall not permit any Partnership Subsidiary to take, or agree (in writing or otherwise) to take, any of the foregoing action.

Section 6.2 Investigation by Parent.

Subject to applicable laws relating to the exchange of information, the Partnership and the General Partner shall allow Parent, its counsel, accountants, business consultants and other representatives, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, facilities, business and operations of the Partnership and the Partnership Subsidiaries, and to inspect Contracts, books and records and all other documents and information reasonably requested by Parent and related to the operations and business of the Partnership and the Partnership Subsidiaries including, without limitation, historical financial information concerning the business of the Partnership and the Partnership Subsidiaries and to meet with designated employees and officers of the Partnership or the Partnership Subsidiaries and/or their respective representatives. The Partnership and the Partnership Subsidiaries shall furnish to Parent (a) all additional documents and information with respect to the affairs of the Partnership and the Partnership Subsidiaries relating to their businesses and (b) access to the Personnel and to the Partnership’s and the Partnership Subsidiaries’ accountants and counsel in each case, as Parent, or its counsel or accountants, may from time to time reasonably request; provided, however, that nothing in this Agreement shall require the General Partner or the Partnership to provide information or materials from which the identity of or information regarding specific customers may be learned. As a condition to the provision of access described above, each of Parent and MergerCo agree to hold, and to cause each of its counsel, accountants, business consultants and other representatives to hold, all such information in confidence in accordance with, and subject to, the Confidentiality Agreement.

Section 6.3 Consents and Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Partnership and General Partner on the one hand and Parent and MergerCo on the other hand agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws (including without limitation the HSR Act) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated herein. The parties will use their reasonable best efforts and cooperate with each other (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any Contract) under any applicable Law or from any Governmental Authorities or other Persons, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated herein and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations and to use their respective reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order, injunction or decree adversely affecting the ability of the parties to consummate the Merger.

(b) Parent and MergerCo, on the one hand, and the General Partner and the Partnership, on the other hand, shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent and MergerCo or the General Partner and the Partnership, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, except neither party shall be under any obligation to disclose or deliver to the other party any materials that constitute so-called “4(c) documents” under the HSR Act. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Parent and MergerCo, on the one hand, and the General Partner and the Partnership, on the other hand, shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

(c) The parties hereto agree to cause the filings required under the HSR Act to be made promptly after the date of this Agreement.

Section 6.4 Partners Meeting.

The General Partner shall, as soon as reasonably practicable following the date of this Agreement, duly call, give valid notice of, convene and hold a meeting of the limited partners of the Partnership to be held no later than May 15, 2006 for the purpose of seeking the Partnership Approval. The General Partner shall recommend to the limited partners of the Partnership that they approve the Merger (the “General Partner Recommendation”), except to the extent that the General Partner shall have withdrawn, qualified or modified the General Partner Recommendation in compliance with Section 6.5(b). The General Partner shall use commercially reasonable efforts to take all such other actions, including the solicitation of proxies for such meeting, necessary or desirable to obtain the Partnership Approval.

Section 6.5 No Solicitation by the Partnership.

(a) Neither the Partnership nor the General Partner shall, nor shall they authorize any of their managers, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it (each, a “Partnership Representative”), directly or indirectly through another Person to (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Partnership or otherwise knowingly cooperate in any way in connection with, any Acquisition Proposal. The General Partner and the Partnership shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. The General Partner and the Partnership agree that they will promptly inform the Partnership Representatives of the obligations undertaken in this Section 6.5(a). If this Agreement has not been publicly filed with the SEC by Parent and the General Partner receives any unsolicited inquiry that could reasonably be expected to lead to an Acquisition Proposal or an Acquisition Proposal, then the General Partner and the Partnership may provide the Person making such inquiry or proposal with a copy of this Section 6.5. Notwithstanding the foregoing, at any time prior to the Partnership obtaining the Partnership Approval, in response to a bona fide written Acquisition Proposal that the General Partner determines in good faith (after consultation with outside counsel) constitutes or is reasonably likely to be expected to lead to a Superior Proposal, and which Acquisition Proposal was made after the date hereof and was not solicited in breach of, or did not otherwise result from a breach of, this Section 6.5(a), (I) the General Partner and the Partnership may contact the Person making such Acquisition Proposal and its advisors for the sole purpose of clarifying such Acquisition Proposal, including, without limitation, its terms and feasibility, and (II) if the General Partner determines in good faith (after consultation with outside counsel) that the failure to respond to such Acquisition Proposal is reasonably likely to be inconsistent with its fiduciary duties to the partners of the Partnership under applicable Law, and subject to compliance with Section 6.5(c) and after giving Parent written notice of such determination, the Partnership may (x) furnish information with respect to the Partnership to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal.

(b) The General Partner shall not (i)(A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the General Partner Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Partnership Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to any unaffiliated limited partner of the Partnership to approve or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any definitive agreement constituting or related to any Acquisition Proposal (other than a confidentiality agreement). Notwithstanding the foregoing, at any time prior to the Partnership obtaining the Partnership Approval, the General Partner may make a Partnership Adverse Recommendation Change in response to a Superior Proposal if the General Partner determines in good faith (after consultation with outside counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the partners of the Partnership under applicable Law; provided, however, that no Partnership Adverse Recommendation Change may be made in response to a Superior Proposal until after the third (3rd) business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Partnership advising Parent that the General Partner intends to make such a Partnership Adverse Recommendation Change and specifying the material terms and conditions of such Superior Proposal. In determining whether to make a Partnership Adverse Recommendation Change in response to a Superior Proposal, the General Partner shall take into account any changes to the terms of this Agreement proposed by Parent (i) in response to a Notice of Adverse Recommendation or otherwise during the three (3) business day period following receipt of such Notice of Adverse Recommendation, or (ii) in the event of any amendment or other modification of any financial or other material term of such Superior Proposal (whether in response to any change to the terms of this Agreement proposed by Parent in response to an initial Notice of Adverse Recommendation or otherwise), the Partnership shall provide to Parent a new Notice of Adverse Recommendation, and the General Partner shall take into account any change to the terms of this Agreement proposed by Parent in response to such new Notice of Adverse Recommendation during the 24-hour period following receipt of such new Notice of Adverse Recommendation; provided, notwithstanding the foregoing, in no event shall Parent have less than three (3) business days following the receipt of the initial Notice of Adverse Recommendation to respond to the applicable Superior Proposal if the terms of such Superior Proposal are modified prior to the expiration of the initial three (3) business day period during which Parent is entitled to respond. After providing the Notice of Adverse Recommendation, the Partnership shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the General Partner to proceed with the General Partner Recommendation.

(c) In addition to the obligations of the Partnership set forth in paragraphs (a) and (b) of this Section 6.5, the Partnership shall promptly (but in no event later than two (2) days after the receipt thereof) advise Parent orally and in writing of any bona fide Acquisition Proposal with respect to which it wishes to take an action contemplated in Section 6.5(a)(II) and the material terms and conditions of any such Acquisition Proposal (including any material changes thereto and any changes to the material financial terms therein) and the identity of the Person making any such Acquisition Proposal. The Partnership shall keep Parent reasonably informed of the status and details (including any change to the material terms thereof) of any such Acquisition Proposal.

(d) Nothing in this Section 6.5 shall (x) permit the Partnership to terminate this Agreement (except as specifically provided in Article IX hereof) or (y) affect any other obligation of Parent or the Partnership under this Agreement.

Section 6.6 Officers’ and Directors’ Indemnification.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the General Partner, the Partnership or the Partnership Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, employee, or agent of the General Partner, the Partnership or the Partnership Subsidiaries, or any Employee Benefit Plan of the Partnership or Partnership Subsidiaries, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Surviving

Partnership shall indemnify and hold harmless, and after the Effective Time, Parent and the Surviving Partnership (together with the Partnership, the “Indemnitors”), shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, “Indemnifiable Amounts”), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Indemnitors, shall promptly (but in any event within ten (10) calendar days of written request) pay expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law; (B) the Indemnitors shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Indemnitors shall notify such Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding, and, provided further, that the Indemnitors shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (I) includes an admission of fault of such Indemnified Party or (II) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party’s service as a director, officer, employee, or agent of the General Partner, the Partnership or any Partnership Subsidiary, (I) such Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (II) a conflict of interest or potential conflict of interest exists between such Indemnified Party and the Indemnitors, or (III) if the Indemnitors fail to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of the Indemnitors; provided, however, that none of the Indemnitors shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further, that the Indemnitors shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Partnership and, after the Effective Time, the Surviving Partnership thereof; provided that the failure to so notify shall not affect the obligations of the Partnership and the Surviving Partnership except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.

(b) Parent and MergerCo each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of General Partner, the Partnership and the Partnership Subsidiaries provided for in the respective organizational documents or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time; (provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim) and that Parent and MergerCo assume and will honor such obligations.

(c) Prior to the Effective Time, the Partnership shall, at its expense, purchase a non-cancelable extended reporting period endorsement with respect to the Partnership’s existing directors’ and officers’ liability insurance coverage for the Partnership’s directors and officers (the “D&O Policy”) (provided that the Partnership shall have the option to select a different carrier to write such endorsement if such carrier has an A.M. Best rating at least as favorable as the Partnership’s current carrier or is otherwise reasonably acceptable to Parent), which shall provide such directors and officers and the Surviving Partnership with coverage for six (6) years following the Effective Time of not less than the existing coverage (and not more than $20,000,000) under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Partnership. The Surviving Partnership shall maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies shall be express third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(e) In the event Parent or the Surviving Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Partnership, as the case may be, assume the obligations set forth in this Section 6.6.

Section 6.7 Notices of Certain Events.

(a) The General Partner and the Partnership shall notify Parent of:

(i) any notice or other communication from any Governmental Authority in connection with the Merger; and

(ii) any actions commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Partnership or any Partnership Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the Merger.

(b) Parent and MergerCo shall notify the General Partner and the Partnership of:

(i) any notice or other communication from any Governmental Authority in connection with the Merger; and

(ii) any actions commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting Parent or MergerCo which, if pending on the date of this Agreement, which relate to the consummation of the Merger.

Section 6.8 Employee Benefits.

(a) On and after the Closing, Parent shall, and shall cause the Surviving Partnership to, honor in accordance with their terms the employment and compensation plans and agreements which are listed in Section 6.8(a) of the Disclosure Letter. Subject to such employment and compensation plans and agreements, the Surviving Partnership will provide to the employees of the Partnership and Partnership Subsidiary immediately prior to the Effective Time, employment on such terms and with such employee benefits substantially equivalent to those provided to similarly situated employees of Parent; provided, however, all employees of the Surviving Partnership will be “employees at will,” and this provision will not constitute an on-going guarantee of employment to any Current Employee;

(b) Each full time employee of the Partnership or the Partnership Subsidiaries who becomes a full-time employee of the Surviving Partnership will: (i) be entitled to participate in each “welfare plan” of the Parent in accordance with its terms to the extent such employee was covered under a similar Employee Plan; (ii) be entitled to participate in the Parent’s 401(k) plan in accordance with its terms; (iii) be entitled to participate in the plans of Parent; and (iv) shall be credited for all prior service with the Partnership and any Partnership Subsidiary for the purpose of vacation accruals; and

(c) Those Employee Plans of the Partnership or Partnership Subsidiary listed in Section 6.8(c) of the Disclosure Letter will terminate immediately prior to the Closing Date.

Section 6.9 Tax Returns; Audits.

The Surviving Partnership shall (i) prepare and file, as directed by the Titan Representative, the Federal income Tax Returns of the Partnership and the General Partner for the tax periods ending on or before the Closing Date (“Titan Tax Returns”) and (ii) prepare and provide Forms K-1 to the former holders of partnership interests in the Partnership and membership interests in the General Partner. The Titan Representative shall have the right to control (at its own expense) all matters in connection with any audit, litigation or other proceeding with respect to any Titan Tax Return; provided, that the Titan Representative shall not take a position in the Titan Tax Returns or in any audit, litigation or other proceeding related thereto which Parent, in its reasonable judgment after consultation with its tax advisors, believes does not have reasonable basis in the Code and other applicable federal income tax law. Parent shall give Titan Representative prompt notice of the commencement of any audit, litigation or other proceeding with respect to a Titan Tax Return and shall provide such information regarding the proceeding as Titan Representative may reasonably request. Parent and Titan Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return of the Partnership, General Partner or any Partnership Subsidiary and any audit, litigation or other proceeding with respect to Taxes relating to the Partnership, General Partner or any Partnership Subsidiary. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.10 Sales of Certain Interests.

Parent and MergerCo, on the one hand, and the General Partner and the Partnership, on the other hand, agree, upon the request of a member of the General Partner, to negotiate in good faith to effect, immediately prior to the Closing, the acquisition by Parent, MergerCo or any affiliate thereof of all of the equity interests in each entity holding Equity Securities of the General Partner and the Partnership that is owned or controlled by such member of the General Partner or its affiliates and with respect to which such member has requested such acquisition. The parties hereby agree that any such acquisition shall be subject to the prior approval of the General Partner, not to be unreasonably withheld or delayed.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

Section 7.1 Conditions to Obligations of the General Partner and the Partnership.

The obligations of the General Partner and the Partnership to consummate the Merger are subject to the fulfillment, unless waived in writing at the sole option of the General Partner and the Partnership, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of each of Parent and MergerCo herein contained shall be true and correct in all material respects on and as of the Closing Date (except that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date) with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or expressly permitted by this Agreement.

(b) Covenants. Each of Parent and MergerCo shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.

(c) Closing Documents. The General Partner and the Partnership shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by Parent and MergerCo on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to the Partnership.

(d) HSR Act. Any approvals required under the HSR Act shall have been obtained, or the waiting period required thereby shall have expired or otherwise been terminated without the imposition of any Onerous Conditions, and no action shall have been taken or threatened in writing by the United States Department of Justice or the Unites States Federal Trade Commission (as applicable) challenging or seeking to enjoin the transactions contemplated under this Agreement.

(e) Absence of Orders; Actions. No Law or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the Merger. None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition that prohibits or prevents the consummation of the Merger.

(f) Approval of Partners. The Partnership shall have received Partnership Approval.

(g) Payment. Parent and MergerCo shall have tendered all consideration required by this Agreement to the Closing Exchange Agent.

Section 7.2 Conditions to the Obligations of Parent and MergerCo.

The obligations of the Parent and MergerCo are subject to the fulfillment, unless waived in writing at the sole option of Parent and MergerCo, at or prior to the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the General Partner and the Partnership contained in Article IV of this Agreement shall be true and correct on and as of the earlier of the Closing Date or the Early Satisfaction Date, as applicable, as though made on such date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except as affected by transactions contemplated or expressly permitted by this Agreement and except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Titan Material Adverse Effect” set forth therein or to any supplement to Parent’s disclosure schedule) does not have a Titan Material Adverse Effect.

(b) Covenants. The General Partner and the Partnership shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by the General Partner and the Partnership on or prior to the Closing Date, other than Section 6.1(d) which the General partner and the Partnership shall have complied with in all material respects only on or prior to the Early Satisfaction Date.

(c) Closing Documents. Parent and MergerCo shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by the Partnership on the Closing Date pursuant to Section 8.2, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to the Parent and MergerCo.

(d) HSR Act. Any approvals required under the HSR Act shall have been obtained, or the waiting period required thereby shall have expired or otherwise been terminated without the imposition of any Onerous Conditions, and no action shall have been taken or threatened in writing by the Department of Justice or the Federal Trade Commission (as applicable) challenging or seeking to enjoin the transactions contemplated under this Agreement.

(e) Absence of Orders; Actions. No Law or order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the Merger. None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition that prohibits or prevents the consummation of the Merger.

(f) Approval of the Partners. The Partnership shall have received the Partnership Approval.

(g) D&O Policy. The D&O Policy shall have been bound by the applicable insurer in accordance with Section 6.6(c) hereof.

ARTICLE VIII

CLOSING

Section 8.1 Closing Transactions.

All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

Section 8.2 Deliveries by the Partnership to Parent and MergerCo.

At the Closing, the General Partner and Partnership shall deliver or cause to be delivered to Parent and MergerCo:

(a) a certificate of a duly authorized officer of the General Partner certifying to: (i) the Existing LP Agreement and the limited liability company agreement of the General Partner; (ii) the resolutions of the General Partner authorizing and approving the execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby; and (iii) the incumbency and signatures of the officers of the General Partner executing this Agreement and any other certificate or document delivered in connection herewith;

(b) the certificate of formation of each of the General Partner and the Partnership certified by the Secretary of State of its jurisdiction of formation;

(c) a certificate executed by a duly authorized officer of the General Partner, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied (except to the extent waived);

(d) an executed counterpart of the Escrow Agreement; and

(e) such other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or are necessary to consummate the Merger.

Section 8.3 Deliveries by Parent and MergerCo to the Partnership.

At the Closing, Parent and MergerCo shall deliver or cause to be delivered to the Partnership:

(a) a certificate of a duly authorized officer of the general partner of each of Parent and MergerCo certifying to: (i) the partnership agreement (or comparable organizational documents) of each of Parent and MergerCo; (ii) the resolutions of the General Partner of each of Parent and MergerCo approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) the incumbency and signatures of the officers of each of the general partner, Parent and MergerCo executing this Agreement and any other certificate or document delivered in connection herewith;

(b) the certificate of formation of each of Parent and MergerCo certified by the Secretary of State of the jurisdiction of its establishment;

(c) a certificate executed by a duly authorized officer of each of the general partner, of each of Parent and MergerCo, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied (except to the extent waived);

(d) an executed counterpart of the Escrow Agreement; and

(e) such other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or are necessary to consummate the Merger.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) Termination Prior to Closing. This Agreement may be terminated prior to the Effective Time by providing written notice to each of the other parties hereto as follows:

(i) by mutual written consent of Parent and the General Partner and the Partnership at any time;

(ii) by either Parent or the General Partner and the Partnership if the Merger shall not have been completed by August 31, 2006 (the “Termination Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(a)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(iii) by the Partnership and the General Partner, if Parent or MergerCo breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.1(a) or 7.1(b) and such condition is not satisfied (or is incapable of being satisfied) by the Termination Date; provided that neither the Partnership nor the General Partner shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to such breach or failure to perform by Parent or MergerCo;

(iv) by Parent and MergerCo, if the Partnership or the General Partner breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is not satisfied (or is incapable of being satisfied) by the Termination Date; provided that neither Parent nor MergerCo shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to such breach or failure to perform by the Partnership or the General Partner;

(v) by the Partnership and General Partner or Parent, if there shall be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited or if any permanent judgment, injunction, order or decree enjoining a party from consummating the transactions contemplated herein is entered by a Governmental Authority of competent jurisdiction (which the terminating Party shall have used its reasonable best efforts to lift) and such judgment, injunction, order or decree shall have become final and non-appealable;

(vi) by Parent, if a Partnership Triggering Event shall have occurred;

(vii) by the Partnership at any time on or prior to the Partnership obtaining the Partnership Approval if, in response to a Superior Proposal, the General Partner shall have determined in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the partners of the Partnership under applicable Law; provided, however, that it shall be a condition precedent to the termination of this Agreement by the General Partner and the Partnership pursuant to this Section 9.1(a)(vii) that (i) Parent shall have received a Notice of Adverse Recommendation which shall include written notification of the General Partner’s intention to terminate this Agreement, and (ii) Parent shall not have made, within three (3) business days of receipt of the initial Notice of Adverse Recommendation (or within 24 hours of any subsequent Notice of Adverse Recommendation), an irrevocable offer to amend this Agreement from Parent to the General Partner that the General Partner determines in good faith is more favorable to the partners of the Partnership than the Superior Proposal; or

(viii) by Parent or the Partnership, if the Partnership Approval is not obtained.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and shall have no effect, and none of Parent, MergerCo, the

Partnership, the General Partner, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) the last sentence of Section 6.2 (Investigation by Parent), Section 9.2 (Termination Fee and Expenses) and Section 10.12 (Governing Law) shall survive any termination of this Agreement, (ii) the Confidentiality Agreement will remain in full force and effect and (iii) subject to Section 9.2, such termination shall not affect any liability that any party may have for any loss, damage, liability, cost or expense incurred by another party as a consequence of such party’s fraud or willful breach of or willful default under this Agreement.

Section 9.2 Termination Fee and Expenses.

(a) Except as provided in Section 9.2(b) or elsewhere in this Agreement, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party that has incurred such costs and expenses.

(b) If (i) Parent terminates this Agreement pursuant to Section 9.1(a)(vi), then, within one (1) business day of such termination, the Partnership shall pay to Parent a termination fee of $17,500,000 by wire transfer of immediately available funds, or (ii) the Partnership terminates this Agreement pursuant to Section 9.1(a)(vii), then the Partnership shall pay to Parent a termination fee of $17,500,000 by wire transfer of immediately available funds concurrently with or prior to such termination.

(c) Each party will bear fifty percent (50%) of the filing fees for all filings made pursuant to the HSR Act, except that if the transaction contemplated by this Agreement is not consummated and (i) Parent and MergerCo do not terminate this Agreement pursuant to Sections 9.1(a)(iv) or 9.1(a)(vi), or (ii) the Partnership does not terminate this Agreement pursuant to Section 9.1(a)(vii), Parent will reimburse the Partnership and the General Partner for such fees.

(d) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 9.2(b), the payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the General Partner, the Partnership or any Partnership Subsidiary or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members, shareholders or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 9.2(b), the rights to payment under Section 9.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 9.2(b), Parent and MergerCo hereby agree that, upon any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 9.2(b), in no event shall Parent or MergerCo (i) seek to obtain any recovery or judgment against the General Partner, the Partnership or any Partnership Subsidiary or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders or shareholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties, Covenants and Agreements.

Except for Article III and Sections 6.6, 6.9, 10.3 and 10.12 which shall survive through the applicable statute of limitations and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of Parent, MergerCo, the General Partner or the Partnership or any of their respective officers, members, partners, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

Section 10.2 Notices.

All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier (providing confirmation of transmission), delivered by national overnight courier service (providing proof of delivery), or 72 hours after being mailed by certified first class mail, return receipt requested, postage prepaid, as follows:

(h)	If to the Partnership or General Partner:

Titan Energy Partners LP

500 Meijer Drive

Florence, KY 41042

Telephone: (859) 647-4206

Facsimile: (859) 647-8581

Attention: Stephen Zamansky

General Counsel

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

Attention: Mark H. Burnett, Esq.

      John T. Haggerty, Esq.

(i)	If to Parent or MergerCo:

Energy Transfer Partners, L.P.

2838 Woodside Street

Dallas, Texas 75204

Telephone: (918) 492-7272

Facsimile: (918) 493-7290

Attention: Robert A. Burk, Esq.

      Vice President - General Counsel

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 294-6700

Facsimile: (212) 294-4700

Attention: Robert W. Ericson, Esq.

(c)	If to the Titan Representative:

Jeffrey A. Brodsky

c/o Quest Turnaround Advisors, LLC

RiverView at Purchase

287 Bowman Avenue

Purchase, NY 10577

Telephone: (914) 253-8100

Facsimile: (914) 253-8103

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Telephone: (617) 570-1000

Facsimile: (617) 523-1231

Attention: Mark H. Burnett, Esq.

      John T. Haggerty, Esq.

or to such other address or to such other Person as may be designated by a party by written notice to the other parties hereto.

Section 10.3 Titan Representative.

(a) The parties hereto agree that it is desirable to designate the Titan Representative to act on behalf of the holders of Equity Securities of the General Partner and the Partnership for certain limited purposes, as specified herein. The General Partner and the Partnership have designated the Titan Representative as the representative of the holders of Equity Securities of the General Partner and the Partnership and any other parties entitled to receive a portion of the Aggregate Purchase Price, and approval of this Agreement by such holders shall constitute ratification and approval of such designation.

(b) The Titan Representative shall be authorized and empowered, as agent of and on behalf of all holders of Equity Securities of the General Partner and the Partnership and any other parties entitled to receive a portion of the Aggregate Purchase Price, to take such actions contemplated by Section 3.4 hereof and Section 6.9 hereof and to take all other actions that are either (i) necessary or appropriate in the judgment of the Titan Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.

(c) In dealing with this Agreement and any notice, instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Titan Representative hereunder or thereunder, (i) the Titan Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the holders of Equity Securities of the Partnership or the General Partner, or to Parent or the Surviving Partnership by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, other than in respect of an act or omission done in bad faith or with gross negligence on the part of the Titan Representative, and (ii) the Titan Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Titan Representative pursuant to such advice shall in no event subject the Titan Representative to liability to the holders of Equity Securities of the Partnership or the General Partner, or to Parent or the Surviving Partnership. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the holders of Equity Securities of the Partnership and the General Partner shall be, severally (based on each such holder’s pro rata share of the Escrow Amount) and not jointly, obligated to indemnify the Titan Representative and hold the Titan Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Titan Representative and arising out of or in connection with the acceptance or administration of the Titan Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, public accountants or other independent experts retained by the Titan Representative; provided, however, that the aggregate amount of such indemnification shall not exceed the Escrow Amount. Any amounts payable to the Titan Representative pursuant to this Section 10.3 shall be disbursed to the Titan Representative by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(d) In connection with the performance of its obligations hereunder, the Titan Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the holders of Equity Securities of the Partnership and the General Partner

(as contemplated by Section 10.3(c)), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Titan Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder.

(e) All of the immunities and powers granted to the Titan Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

Section 10.4 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that, except with respect to Section 6.6, nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any Person other than the parties hereto or their respective successors and assigns. Section 6.6 is intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons.

Section 10.5 Public Announcements.

Until the Closing, the parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases or make any public announcement or statement without the prior consent of the other parties, except for filings or registrations which are required by Law, and except for the information statement or other disclosure provided to, and communications with, the limited partners of the Partnership in connection with obtaining the Partnership Approval or referring limited partners to publicly-filed documents. If the party making such filing or registration has used its reasonable best efforts to consult with the other parties and to obtain each parties’ consent but has been unable to do so in a timely manner, the forms of press releases to be made by each party upon the public announcement of the signing of this Agreement are attached as Exhibit D hereto.

Section 10.6 Entire Agreement.

This Agreement, together with its Exhibits and Appendices, the Disclosure Letter, the Confidentiality Agreement and any other agreement entered into concurrently with this Agreement, embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes any prior agreement or understanding between the parties with respect to the subject matter thereof.

Section 10.7 Waivers and Amendments.

Except as provided below, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Parent, MergerCo and the General Partner and the Partnership or, in the case of a waiver, by Parent and MergerCo or by the Partnership and the General Partner, as the case may be, waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 10.8 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.1, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

Section 10.10 Headings.

Headings of the Sections and paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 10.11 Assignment.

This Agreement may not be assigned by any party without the prior written consent of the other parties to this Agreement.

Section 10.12 Governing Law.

This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of laws principles.

Section 10.13 Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TITAN ENERGY PARTNERS LP

By:	Titan Energy GP LLC,
its general partner

By:	/s/ Bill Corbin
Name:	Bill Corbin
Title:	Chief Executive Officer

TITAN ENERGY GP LLC

By:	/s/ Bill Corbin
Name:	Bill Corbin
Title:	Chief Executive Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners GP, L.L.C., its general partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Financial Officer

HERITAGE MARKETING, L.P.

By:	Heritage Equity, L.L.C.,
its general partner

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Financial Officer

TITAN REPRESENTATIVE

/s/ Jeffrey A. Brodsky
Jeffrey A. Brodsky